EXHIBIT 10.6

                                 LEASE AGREEMENT


                                 By and Between


                   TEXAS COMMERCE BANK NATIONAL ASSOCIATION


                                       and


                               HOWELL CORPORATION


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                                TABLE OF CONTENTS


ARTICLE I

      Section l. 01 - Leased Premises................................  1
      Section 1.02 - Term............................................  2
      Section l.03 - Use.............................................  2
      Section 1.04 - License to Use Certain of the Common Areas......  2

ARTICLE II

      Section 2.01 - Base Rental.....................................  2
      Section 2.02 - Rental Payments.................................  3
      Section 2.03 - Additional Rental...............................  3
      Section 2.04 - Actual Operating Expenses.......................  4
      Section 2.05 - Rental Abatement................................  7

ARTICLE III

      Section 3.01 - Services........................................  7
      Section 3.02 - Services Interruption...........................  7
      Section 3.03 - Keys and Locks.................................. 10
      Section 3.04 - Graphics, Building Directory and Name........... 11
      Section 3.05 - Tunnel System................................... 11

ARTICLE IV

      Section 4.01 - Care of the Leased Premises..................... 12
      Section 4.02 - Entry for Repairs and Inspection................ 12
      Section 4.03 - Nuisance........................................ 12
      Section 4.04 - Laws and Regulations; Rules of Building......... 12
      Section 4.05 - Legal Use and Violations of Insurance Coverage.. 13
      Section 4.06 - Hazardous Substances............................ 13

ARTICLE V

      Section 5.01 - Leasehold Improvements.......................... 15
      Section 5.02 - Repairs by Landlord............................. 16
      Section 5.03 - Repairs by Tenant............................... 16

ARTICLE VI

      Section 6.01 - Condemnation.................................... 17
      Section 6.02 - Damages from Certain Causes..................... 17
      Section 6.03 - Casualty........................................ 17
      Section 6.04 - Casualty Insurance.............................. 18
      Section 6.05 - Liability Insurance............................. 18
      Section 6.06 - Hold Harmless................................... 18
      Section 6.07 - Waiver of Subrogation Rights.................... 18

ARTICLE VII

      Section 7.01 - Intentionally Deleted........................... 19
      Section 7.02 - Default b Tenant................................ 19
      Section 7.03 - Abandonment of the Leased Premises.............. 21
      Section 7.04 - Rent Computation................................ 22
      Section 7.05 - Landlord's Right to Cure Defaults............... 22
      Section 7.06 - Non-Waiver...................................... 22
      Section 7.07 - Holding Over.................................... 22
      Section 7.08 - Attorneys' Fees................................. 23
      Section 7.09 - Subordination................................... 23
      Section 7.10 - Estoppel Certificate............................ 24
      Section 7.11 - Landlord Alterations or Modifications........... 25
      Section 7.12 - Restrictions on Third-Party Leases.............. 25

Article VIII

      Section 8.01 - Assignment or Sublease by Tenant................ 25
      Section 8.02 - Assignment by Landlord.......................... 27
      Section 8.03 - Peaceful Enjoyment.............................. 27
      Section 8.04 - Limitation of Landlord's Personal Liability....  28

ARTICLE IX

      Section 9.01- Renewal Option................................... 28

ARTICLE X

      Section 10.01 - Expansion Option............................... 29

ARTICLE XI

      Section 11.01 - Preferential Right............................. 31

ARTICLE XII

      Section 12.01 - Notices........................................ 33
      Section 12.02 - Miscellaneous.................................. 34

EXHIBITS

      Exhibit A-1 - Floor Plan of Leased Premises
      Exhibit A-2 - Leased Premises on 16th Floor
      Exhibit A-3 - Leased Premises on Basement Level
      Exhibit B   - Construction of Initial Leasehold Improvements
      Exhibit B-1 - Approved Space Plans
      Exhibit B-2 - Approved Construction Documents
      Exhibit C   - Janitorial Specifications
      Exhibit D-1 - Building Rules and Regulations
      Exhibit E   - Parking
      Exhibit E-1 - Location of Reserved Parking Spaces
      Exhibit F   - Tenant's Removable Items
      Exhibit G   - List of Buildings
      Exhibit H   - List of Existing Expansion, Renewal and Preferential Rights
      Exhibit I   - Rooftop Equipment



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LEASE AGREEMENT

THIS LEASE AGREEMENT (the "Lease") is made and entered into to be effective as of December 13, 1993 (the "Effective Date") by and between TEXAS COMMERCE BANK NATIONAL ASSOCIATION, a national banking association (hereinafter called "Landlord"), and HOWELL CORPORATION, a Delaware corporation (hereinafter called "Tenant").

                                   WITNESSETH:

1.01 Leased Premises. (a) Subject to and upon the terms, provisions and conditions hereinafter set forth, and each in consideration of the duties, covenants and obligations of the other hereunder, Landlord does hereby lease, demise and let to Tenant and Tenant does hereby lease and take from Landlord those certain premises (hereinafter sometimes called the "Leased Premises") in building which is located at 1111 Fannin Street (the "Building") on the southerly one-half (1/2) of Block 254, South Side Buffalo Bayou, in the City of Houston, Harris County, Texas (hereinafter sometimes called the "Land"), the Leased Premises being (i) Twelve Thousand One Hundred Sixty- Six (12,166) square feet of Net Rentable Area (defined below) on the fifteenth (15th) floor of the Building, as reflected on the floor plan attached hereto as EXHIBIT A-I (ii) Thirty-Three Thousand Three Hundred Sixty-One (33,361) square feet of Net Rentable Area on the sixteenth (16th) floor of the Building as reflected on the floor plan attached hereto as EXHIBIT A-2 (the areas described in (i) and (ii) being herein referred to as the "Office Space"), and (iii) approximately Two Thousand (2,000) square feet of Net Rentable Area on the basement level of the Building (the "Storage Space"), as reflected on the floor plan attached hereto as EXHIBIT A-3.

(b) "Net Rentable Area," as used herein, shall refer to (i) in the case of an entire floor leased to a single tenant, all floor area measured from the inside surface of the outer glass line of the Building to the inside surface of the opposite outer glass line excluding only the areas ("Service Areas") used for building stairs, fire towers, elevator shafts, flues, vents, stacks, pipe shafts and vertical ducts (which Service Areas shall be measured from the midpoint of walls enclosing such Service Areas), but including any such Service Areas which are for the specific use of the particular tenant such as special stairs or elevators, plus an allocation of the square footage of the Building's elevator machine rooms, mechanical and electrical rooms, and public lobbies based upon the ratio which the tenant's Net Rentable Area (excluding Common Areas) bears to the aggregate Net Rentable Area (excluding Common Areas) in the Building, and
(ii) in the case of a floor to be occupied by more than one tenant, all floor areas within the inside surface of the outer glass walls enclosing the Leased Premises and measured to the mid-point of the walls separating areas leased by or held for lease to other tenants or from areas devoted to corridors, elevator foyers, rest rooms, mechanical rooms, janitor closets, vending areas and other similar facilities for the use of all tenants on the particular floor (hereinafter sometimes called "Common Areas"), but including a proportionate part of the Common Areas located on such floor based upon the ratio which the tenant's Net Rentable Area (excluding Common Areas) on such floor bears to the aggregate Net Rentable Area (excluding Common Areas) on such floor, plus an allocation of the square footage of the Building's elevator machine rooms, mechanical and electrical rooms, and public lobbies based upon the ratio which the tenant's Net Rentable Area (excluding Common Areas) bears to the aggregate Net Rentable Area (excluding Common Areas) in the Building. No deductions from Net Rentable Area shall be made for columns necessary to the Building.

(c) The foregoing definition of Net Rentable Area has been used in calculating the Net Rentable Area of the Leased Premises and the Net Rentable Area of the Building, and Tenant and Landlord hereby stipulate and agree that the Net Rentable Area of the Leased Premises is 47,527 and the Net Rentable Area of the Building is 422,563. If the Building is ever demolished, altered,

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remodeled, renovated, expanded or otherwise changed in such a manner as to alter the amount of space contained therein, then the above calculation for the Net Rentable Area of the Building shall be adjusted and recalculated by using the foregoing method of determining Net Rentable Area, subject to Tenant's prior written approval, which approval shall not be unreasonably withheld.

1.02 Term. (a) The term of this Lease shall commence on the earlier to occur of
(i) the Leasehold Improvements Deemed Completion Date (as defined in EXHIBIT B attached hereto and made a part hereof for all purposes) and (ii) the date on which Tenant occupies all or any part of the Leased Premises for purpose of conducting its regular business therein (such earlier date being herein referred to as the "Commencement Date") and, unless sooner terminated or renewed and extended in accordance with the terms and conditions set forth herein, shall expire on the one hundred thirty- second (132nd) monthly anniversary of the Commencement Date. This Lease shall be effective as of the Effective Date and in the event Tenant or its agents, employees or contractors enter the Leased Premises prior to the Commencement Date, for purposes other than conducting its regular business therein, such entry shall be subject to the terms and conditions of this Lease, except that the Rent (as hereinafter defined) shall not commence to accrue as a result of such limited use.

(b) Within five (5) days after the Commencement Date and at any time thereafter upon the request of Landlord, Tenant shall execute and deliver to Landlord a declaration (in the form to be submitted by Landlord) specifying the date upon which the same occurred.

1.03 The Leased Premises shall be used for general office purposes and for no other purpose, and Tenant (and its permitted assignees or subtenants) shall use and maintain (except as otherwise provided herein) the Leased Premises in a lawful manner. Such permitted use shall expressly include, but shall not be limited to, the operation and sharing of computer facilities, conference facilities, employee lunchroom (including vending machines for the sole noncommercial use of Tenant, its employees and invitees)and coffee bars and executive and other dining areas (including service facilities in support thereof, and fixtures, appliances and equipment normally associated therewith, such as microwave ovens, refrigerators, and ice making machines for use of Tenant's employees and its visitors), photocopying and reproduction equipment and facilities, and other uses incident thereto and consistent with the character of the Building.

1.04 License to Use Certain of the Common Area. Landlord hereby grants Tenant, its employees, invitees, licensees and other visitors a nonexclusive license for the term of this Lease and all extensions and renewals thereof to use the public or common entrances, lobbies, corridors, hallways, elevators, escalators, fire escapes, restrooms, trash rooms, loading docks, tunnels and other public or common facilities in or about the Building for their intended purposes and subject to the terms and conditions of this Lease.

                                       II.

2.01 Base Rental. During the term of this Lease, Tenant shall pay to Landlord a base annual rental (hereinafter called "Base Rental") in monthly installments in accordance with the provisions of Section 2.02 hereinbelow. For the initial term of this Lease, the annual Base Rental shall equal (a) for the first sixty (60) months of the initial lease term, (i) Eleven and No/100 Dollars ($11.00) per square foot of Net Rentable Area within the Office Space and (ii) Six and No/100 Dollars ($6.00) per square foot of Net Rentable Area within the Storage Space, payable in monthly installments equal to Forty-Two Thousand Seven Hundred Thirty-Three and 08/100 Dollars ($42,733.08) each, and (b) for the final seventy-two (72) months of the initial lease term,(i) Thirteen and No/100 Dollars ($13.00) per square foot of Net Rentable Area within the Office Space and (ii) Six and No/100 Dollars ($6.00) per square foot of Net Rentable Area within the Storage Space, payable in monthly installments equal to Fifty Thousand Three Hundred Twenty and 92/100 Dollars ($50,320.92) each.

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2.02 Rental Payments. (a) Tenant hereby covenants and agrees to pay the Base
Rental as described in Section 2.01, plus Forecast Additional Rental and Additional Rental as defined in Section 2.03. The Base Rental and Forecast Additional Rental shall be due and payable in twelve (12) equal installments on the first day of each calendar month during each year of the initial term of this Lease and any extensions or renewals hereof, and Tenant hereby agrees to so pay such rent to Landlord at Landlord's address as provided herein (or such other address as may be designated by Landlord in writing from time to time) monthly in advance. "Rent" as such term is used herein shall include all Base Rental, Additional Rental, Forecast Additional Rental and all other sums payable to Landlord by Tenant pursuant to the terms of this Lease.

(b) Any installment of Base Rental or Forecast Additional Rental which is payable for less than a full calendar month shall be prorated and the installment or installments so prorated shall be paid in advance. The payment for such prorated month shall be calculated by multiplying the monthly installment by a fraction, the numerator of which shall be the number of days of the lease term occurring during said rent commencement or termination month, as the case may be, and the denominator of which shall be the total number of days occurring in said rent commencement or termination month. Also, the Base Rental and Additional Rental which is payable for less than a full calendar year shall be prorated for the partial year by multiplying each by a fraction, the numerator of which shall be the number of days of the lease term during the partial year and the denominator of which shall be 365 or 366, as appropriate, Landlord and Tenant hereby agreeing that the provisions relating to Section 2.02 shall survive the termination of this Lease.

(c) Tenant shall pay all rent and other sums of money as shall become due from and payable by Tenant to Landlord under this Lease at the times and in the manner provided in this Lease, without demand, set-off or counterclaim. Tenant hereby acknowledges and agrees that (i) Landlord and Tenant have expressly negotiated that except as otherwise provided in this Lease, Tenant's covenants to pay all rental under this Lease are separate and independent from Landlord's covenant to provide services and other amenities hereunder and (ii) had the parties not mutually agreed upon the independent nature of Tenant's covenants to pay all rental hereunder, Landlord would have required a greater amount of Base Rental in order to enter into this Lease. All rent and other sums of whatever nature owed by Tenant to Landlord under this Lease shall bear interest from the date due until paid at a floating rate (the "Default Rate") equal to the lesser of (y) as of any day, a rate equal to three percent (3%) above the Prime Rate reported in the Money Rates column or section of the most recent issue of the Wall Street Journal (Southwest Edition), and (z) the maximum non- usurious rate of interest (hereinafter called the "Maximum Rate") permitted by the applicable laws of the State of Texas, as determined by reference to the indicated (weekly) rate ceiling (as defined and described in Texas Revised Civil Statutes, Article 5069-1.04, as amended) at the applicable time in effect.

2.03 Additional Rental. (a) For each calendar year during the term of this Lease after the calendar year 1994 (the "Base Calendar Year"), Tenant shall pay its proportionate share of the amount, if any, by which the Actual Operating Expenses (as hereinafter defined) for such year exceed the Actual Operating Expenses for the Base Calendar Year (Tenant's proportionate share of such excess for each year being herein referred to as" Additional Rental"). It is agreed that, subject to the provisions of Section 2.04(c) of this Lease, Tenant's proportionate share is a fraction, the numerator of which is the Net Rentable Area of the Leased Premises and the denominator of which is the greater of (i) the actual number of square feet of Net Rentable Area leased to tenants of the Project and (ii) ninety-five percent (95%) of the Net Rentable Area of the Building. Landlord's good faith estimate of the Actual Operating Expenses for the Base Calendar Year (after adjustment pursuant to Section 2.04(c) below is $5.60 per square foot of Net Rentable Area.

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(b) On or about December 15, 1994 and on December 15 of each calendar year thereafter during the term of this Lease, Landlord shall present to Tenant a good faith estimate of the Actual Operating Expenses for the forthcoming calendar year and a calculation of the monthly installments of Additional Rental ("Forecast Additional Rental") to be due and payable by Tenant during such forthcoming year. Thereafter, unless and until Landlord delivers to Tenant a revision of the estimate, Tenant shall pay to Landlord the Forecast Additional Rental for the applicable calendar year in accordance with Section 2.02 hereinabove. From time to time during any calendar year for which Additional Rental is payable, Landlord may revise up or down its estimate of the Additional Rental for such calendar year based on either actual or reasonably anticipated increases in Actual Operating Expenses. Thereafter, the monthly installments of Forecast Additional Rental payable by Tenant shall be appropriately adjusted in accordance with the revised estimate so that by the end of such calendar year, the total payments of Forecast Additional Rental paid by Tenant shall equal Tenant's proportionate share of the amount by which the revised estimate of Actual Operating Expenses exceeds the Actual Operating Expenses for the Base Calendar Year.

(c) Within one hundred fifty (150) days after the end of the Base Calendar Year and after the end of each subsequent calendar year during the term of this Lease, Landlord shall provide Tenant a statement showing in reasonable detail (including a line-item breakdown) the Actual Operating Expenses for said calendar year, prepared in accordance with generally accepted accounting practices, and a statement prepared by Landlord comparing the Forecast Additional Rental paid by Tenant with the actual Additional Rental. If the Forecast Additional Rental paid by Tenant exceeds the Additional Rental for said calendar year, Landlord shall pay Tenant an amount equal to such excess at Landlord's option, by either giving a credit against rentals next due, if any, or by direct payment to Tenant within thirty (30) days of the date of such statement. In the event that the Additional Rental exceeds the Forecast Additional Rental for said calendar year, Tenant shall pay Landlord, within thirty (30) days of receipt of the statement, an amount equal to such difference. Tenant shall have the right to audit, at Tenant's expense and after giving twenty (20) days' prior written notice to Landlord, Landlord's books and records relating to Actual Operating Expenses for any period within the term of this Lease and not more than two (2) years prior to the review; provided, however, if such audit reveals a misstatement by more than five percent (5%) of Actual Operating Expenses for the period being audited, Landlord shall reimburse Tenant for the reasonable costs of such audit. The exercise by Tenant of its audit rights hereunder shall not relieve Tenant of its obligation to pay all sums due hereunder in a timely manner, including, without limitation, any disputed Actual Operating Expenses.

2.04 Actual Operating Expenses. (a)" Actual Operating Expenses", as that term is used herein, shall consist of all costs and expenses of every kind and nature, computed on the accrual basis in accordance with generally accepted accounting practices, relating to or incurred or paid in connection with the ownership and operation of the Building, the Land, all existing underground pedestrian tunnels owned or controlled by Landlord and servicing the Building and any such tunnels constructed in the future (the "Building Tunnel System") and such additional facilities to service any of the foregoing in subsequent years as may be necessary or desirable in Landlord's discretion, subject to the qualifications, limitations and exclusions set forth below and in Section 2.04(b) (the Building, the Garage, the Land, the Building Tunnel System and said additional facilities being hereinafter sometimes collectively called the "Project"). Actual Operating Expenses shall include, but are not limited to, the following:

(i) Wages and salaries of all on-site personnel at or below the level of property manager directly engaged in the management, operation and maintenance of the Project, including taxes, insurance and benefits relating thereto; provided, however, that the costs of any such personnel working on projects other than the Project shall be limited to an equitable allocation.

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 (ii) All supplies, tools, equipment and materials used in the operation and maintenance of the Project.

(iii) Cost of all utilities for the Project, including but not limited to the cost of water and power for heating, lighting, air conditioning and ventilating.

(iv) Cost of all property maintenance and service agreements for the Project and the equipment therein, including but not limited to security service, window cleaning, elevator maintenance and janitorial service.

(v) Cost of repairs and general maintenance for the Project (excluding repairs and general maintenance costs that are or would be covered by insurance required hereunder or paid by proceeds of insurance or by Tenant or other third parties).

(vi) Amortization of the cost of installation of capital investment items which are installed for the purpose of reducing or avoiding increases in Actual Operating Expenses or which may be required by governmental authority in connection with any law enacted after the Effective Date, but specifically excluding from Actual Operating Expenses" (A) any costs required by or incurred in connection with any law enacted on or before the Effective Date, including, without limitation, the Americans with Disabilities Act of 1990, laws relating to accessibility, sprinklering or life safety, and laws relating to removal of chloroflourocarbons (freon) from the Building's HVAC systems, (B) any costs relating to the presence of asbestos or asbestos-containing materials located in the Building as of or prior to the Commencement Date, including, without limitation, costs of any encapsulation or removal thereof required by any laws or regulations, whether currently existing or hereafter enacted, and (C) any costs relating to the sprinklering of the Building which is required by law enacted after the Effective Date hereof which are in excess of $0.80 per square foot of Net Rentable Area of the Building.. All such costs which relate to the installation of such capital investment items shall be amortized over the reasonable life of the capital investment item (except that it is agreed that any costs for sprinklering that Landlord is permitted to amortize as part of Actual Operating Expenses as provided above shall be amortized over a period of not less than 10 years), with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles consistently applied and in no event to extend beyond the reasonable life of the Project. Landlord shall provide a cost justification with respect to any such voluntary capital expenditure comparing the anticipated savings to the amortization charge therefor.

(vii) The cost of all insurance relating to the Project, including, but not limited to, the cost of casualty insurance, rental abatement insurance (not to exceed twelve (12) months) and liability insurance applicable to the Project and Landlord's personal property used in connection therewith.

(viii) All taxes, assessments and governmental charges, whether or not directly paid by Landlord, whether federal, state, county or municipal and whether they be by taxing districts or authorities presently taxing the Project or by others subsequently created or otherwise, and any other taxes and assessments attributable to the Project or their operation, excluding, however, federal and state taxes on income, death taxes, franchise taxes, and any taxes imposed or measured on or by the income of Landlord from the operation of the Project; provided, however, that if at any time during the term of this Lease, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereof shall be discontinued and as a substitute therefor, or in lieu of an addition thereto, taxes, assessments,

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levies, impositions or charges shall be levied, assessed and/or imposed wholly or partially as a capital levy or otherwise on the rents received from the Project or the rents reserved herein or any part thereof, then Landlord shall make a reasonable determination of the amount of such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed in connection with the Project, and such amount shall be deemed to be included within Actual Operating Expenses to the extent that such substitute or additional tax would be payable if the Project were the only property of the Landlord subject to such tax. It is agreed that Tenant will be responsible for ad valorem taxes on its personal property and on the value of the leasehold improvements in the Leased Premises to the extent that the same exceed Building standard allowances and to the extent the taxing authorities separately assess such excess leasehold improvements. Landlord agrees to provide Tenant with a written explanation from Landlord's ad valorem tax consultants of the basis for any increase in the ad valorem taxes for the Project, and shall exclude from Actual Operating Expenses that portion, if any, of such increase that is attributable to the Garage.

(ix) Management fees paid by Landlord to third parties or to management companies owned by, or management divisions of, Landlord, not to exceed the then prevailing market rate for the management of other first class office buildings located in the Central Business District of Houston, Texas; provided, however, during the first five (5) years of the term of this Lease, the management fees shall not exceed three percent (3%) of the Base Rental and Additional Rental payable by Tenant for each calendar year.

(b) "Actual Operating Expenses" shall not include costs or expenses for (i) any capital improvements and repairs (as determined by generally accepted accounting principles consistently applied) made to the Land, Building or Project, except as provided in Section 2.04(a)(vi); (ii) paint, redecorating or other work which Landlord performs for any other tenant or prospective tenant in the Building;
(iii) repairs and other work occasioned by fire, windstorm or other insurable casualty to the extent such repairs or other work would have been paid by insurance proceeds had Landlord obtained standard fire and extended coverage insurance; (iv) construction defects in the Building or Project; (v) marketing the Building or Project; (vi) Landlord's partnership or corporate accounting fees; (vii) interest or amortization payments in any mortgage or mortgages which are liens on the Building or Project; (viii) ground rents or other lease payments with respect to the Land, the Building or Project; (ix) costs incurred by Landlord in connection with the negotiation of any tenant lease in the Project, including leasing commissions, legal fees and leasehold improvements expense (and/or allowances therefor), lease takeover costs, payment of moving costs, any tenant allowances and inducements and other similar costs and expenses; (x) amounts paid to subsidiaries or other affiliates of Landlord for labor, materials or services on or to the Project, to the extent that such amounts exceed the cost which Landlord would have incurred to obtain comparable labor, materials or services from a comparably qualified and competent third party unaffiliated with Landlord; (xi) any other costs and expenses for services or amenities that are specifically for the benefit of a particular tenant and that are of a nature not generally provided to all tenants in the Building or to Tenant; (xii) specific costs for which Landlord is entitled to reimbursement by any tenant or other third party; (xiii) costs attributable solely to the retail areas of the Project; (xiv) amortization or depreciation, except as provided in
Section 2.04(a)(vi); (xv) costs and expenses relating to the closing of a sale or financing of the Project; (xvi) costs relating to disputes with any tenant in the Building (including Tenant) incurred by Landlord due to the violation by any tenant in the Building of the terms and conditions of any lease in the Building (including this Lease) or any applicable federal, state or local laws, codes or regulations; (xvii) costs relating to the violation of applicable laws, misconduct or other tortuous conduct of Landlord or any tenant in the Building (including Tenant); (xviii) any other expense which, under generally accepted accounting practices are not considered normal and reasonable operating expenses for comparable office buildings located in the Central Business District of Houston, Texas;

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 (xix) any expenses relating to the Garage; or (xx) any expenses relating to the removal and/or encapsulation of asbestos or asbestos-containing materials in the Building.

(c) Notwithstanding any other provision herein to the contrary, it is agreed that in the event the Building is not fully occupied during the Base Calendar Year or any calendar year thereafter or in the event the entire Building is not provided with Building standard services during any calendar year, an adjustment shall be made in computing each component of the Actual Operating Expenses (including those described in Section 2.04(a) (i) through (ix) above) for such year so that the Actual Operating Expenses shall be computed for such year as though the Building had been ninety-five percent (95%) occupied during such year and as though ninety-five percent (95%) of the Building had been provided with Building standard services during such year. The adjustment of Actual Operating Expenses pursuant to this paragraph for each year after Base Calendar Year shall be made in a manner consistent with the adjustment for Base Calendar Year.

2.05 Rental Abatement. Notwithstanding any provisions of this Lease to the contrary, Landlord hereby agrees that in consideration for the execution of this Lease by Tenant, and as an inducement to Tenant to so execute this Lease, the payment of the Base Rental, Forecast Additional Rental. and Additional Rental accruing from the Commencement Date until December 31, 1994 (the "Abatement Period") is waived by Landlord and Tenant shall have no obligation to pay same; provided, however, that the Abatement Period may be extended pursuant to the terms and conditions of EXHIBIT B attached hereto.

                                      III.

3.01 Services. (a) Landlord shall furnish to the Office Space the following:
     ----------

(i) Hot and cold domestic water at those points of supply provided for general use of other tenants in the Building;

(ii) Subject to limitations as to temperatures as required by governmental laws, rules or regulations, central heat, ventilation and air conditioning in season, at such times, at such temperatures and in such amounts as are standard for first class office buildings in the Central Business District of Houston, Texas, Landlord will furnish such heating, ventilating and air conditioning between 7 a.m. and 6 p.m. on weekdays (from Monday through Friday, inclusive) and Saturdays between 8 a.m. and 1 p.m., all exclusive of Holidays (defined below). Upon request of Tenant made in accordance with the rules and regulations for the Building, Landlord will furnish air conditioning and heating at other times (that is, at times other than the times specified above), in which event Tenant shall reimburse Landlord for furnishing such services at a rate of Forty-Five and No/100 Dollars ($45.00) per hour per air handling unit which is activated to provide the air conditioning or heating service, subject only to increases resulting from an increase in kilowatt hour costs incurred by Landlord after the Base Calendar Year; provided, however, such cost shall not exceed Landlord's actual out-of-pocket costs less any contributions from other parties receiving any benefit from such additional services. The following dates shall constitute "Holidays" as said term is used herein New Year's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. If in the case of any holiday described above, a different day shall be observed than the respective day above-described, then the day which constitutes the day observed by national banks in Houston, Texas, on account of such holiday shall constitute the holiday under this Lease;

(iii) Electric lighting service, maintenance, cleaning and painting where needed, for all public areas and special service areas of the Building in the manner and to the extent in keeping with the standards of a first class office building;

(iv) Janitor service on a five (5) day week basis, in a manner consistent with the standards of a first class office building as more fully set forth on EXHIBIT C; provided, however, if as a result of any Alterations (as hereinafter defined) by Tenant, Tenant's floor coverings or other improvements, other than floor coverings or improvements included in the Initial Leasehold Improvements, require special cleaning or care in excess of that provided for in EXHIBIT C, Landlord will provide such additional cleaning or care only upon special agreement with Tenant;

(v) Equipment and/or personnel to limit access to the Building after normal business hours as described above; provided, however, Landlord shall have no responsibility to prevent, and shall not be liable to Tenant for, liability or loss to Tenant, its agents, employees and visitors arising out of losses due to theft, burglary, or damage or injury to persons or property caused by persons gaining access to the Building or the Leased Premises, except for any liability or loss to the extent attributable to the negligence or willful misconduct of Landlord, its agents or employees;

(vi) Sufficient electricity to operate typewriters, calculating machines, photocopying machines and other machines of similar low electrical consumption (120/208 volts); provided, however, total rated power consumption by said machines of low electrical consumption (excluding lighting) shall not exceed two and one-half (2t) watts per square foot of Net Rentable Area in the Leased Premises; provided, further that the aggregate total rated power consumption by all equipment in the Leased Premises (excluding lighting) shall not exceed one
(1) kilowatt hour per square foot of Net Rentable Area within the Leased Premises per month (the "Electrical Consumption Limit"). Landlord shall have the right to install a separate meter at Landlord's expense; provided, that if during the first full three (3) calendar months following installation of such meter, Tenant's total rated power consumption exceeds the Electrical Consumption Limit for such three (3) month period, Tenant shall reimburse Landlord for the cost of the installation of such meter. Tenant shall pay to Landlord, monthly as billed, the charge for Tenant's electrical consumption in excess of the Electrical Consumption Limit as measured by such separate meter, which charge shall be at Landlord's actual cost therefor. Landlord (or Tenant, if Tenant is required to reimburse Landlord for the installation costs) shall be responsible for the cost of operation and maintenance of any such separate meter. If any electrical equipment requires air conditioning in excess of Building standard, the same shall be installed at Tenant's expense and Tenant shall pay all operating costs relating thereto except that Landlord shall provide chilled water therefor at no additional cost to Tenant;

(vii) All fluorescent bulb and ballast replacement in all areas of the Building (including the Leased Premises) and all incandescent bulb and ballast replacement in public areas, toilet and rest room areas and stairwells; and

(viii) Non-exclusive passenger elevator service to the Leased Premises twenty-four (24) hours per day and non-exclusive freight elevator service during normal business hours;

(b) Landlord shall furnish to the Storage Space only the following services:

(i) electricity sufficient for the lighting fixtures in the Storage Space, as well as fluorescent bulb and ballast replacement;

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
 (ii) subject to limitations as set forth in Section 3.01(a)(ii) above, central heat, ventilation and air conditioning in season; and

(iii) non-exclusive passenger elevator service to the basement twenty-four (24) hours per day and non-exclusive freight elevator service during normal business hours.

(c) To the extent any of the services described above (the "Landlord Services") require electricity, gas and water supplied by public utilities, Landlord's covenants hereunder shall only impose on Landlord the obligation to use its reasonable good faith efforts to cause the applicable public utilities to furnish the same.

(d) Tenant hereby acknowledges and agrees that Landlord is obligated to provide only the Landlord Services under this Lease, and that Landlord, its agents and representatives, have made no representations whatsoever of any additional services or amenities to be provided by Landlord now or in the future under this Lease. Notwithstanding the foregoing, Tenant recognizes that Landlord may currently be providing additional services or amenities for the tenants of the Building which Landlord is not obligated to provide under this Lease and may, in the future and at Landlord's sole option, elect to provide additional services or amenities for the tenants of the Building from time to time, and hereby agrees that Landlord's discontinuance of any such additional services or amenities, including any of same currently provided or announced, shall not constitute a default of Landlord under this Lease nor entitle Tenant to any abatement of or reduction in Base Rental or Forecast Additional Rental ,but none of the costs of such services, unless offered to all tenants of the Building, shall be included in Actual Operating Expenses.

3.02 Services Interruption. (a) Except as expressly provided in this Lease, no cessation or discontinuance of any of Landlord Services, or failure by Landlord to provide any of the Landlord Services in accordance with the standards of this Lease (a "Services Interruption") shall render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor relieve Tenant from fulfillment of any covenant or agreement hereof, nor work an abatement of Rent. In the event of any Services Interruption, Landlord covenants and agrees to use its best efforts to cure the cause thereof and to restore such Landlord Services as soon as reasonably possible.

(b) In the event of a Services Interruption which results from the malfunction or obsolescence of Building equipment or machinery, or from any other cause which is reasonably within the control of Landlord (a "Services Interruption Within Landlord's Control") which (i) is not attributable in whole or in part to the negligence or willful misconduct of Tenant or its employees, agents or contractors (to the extent such employees, agents or contractors are acting within their scope of employment, agency or contract), (ii) renders all or any portion of the Leased Premises untenantable, and (iii) continues for three (3) consecutive business days or for any seven (7) out of ten (10) consecutive business days after Landlord's receipt of notice thereof, Rent with respect to the affected portion(s) of the Leased Premises shall be abated from the date Landlord receives such notice until the Services Interruption ceases or the affected portion(s)) of the Leased Premises are otherwise restored to a tenantable condition. The Leased Premises or a portion thereof shall be considered "untenantable" hereunder when the Leased Premises, or such portion thereof, are not reasonably usable for the conduct of Tenant's business. Notwithstanding anything else contained in this Section 3.02(b) to the contrary, Rent with respect to the affected portion(s) of the Leased Premises shall be abated to the extent rental interruption insurance proceeds are payable with respect thereto.

(c) In the event of a Services Interruption which results from causes beyond the reasonable control of Landlord (a "Services Interruption Beyond Landlord's Control") which (i) is not

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
attributable in whole or in part to the negligence or willful misconduct of Tenant or its employees, agents or contractors (to the extent such employees, agents or contractors are acting within their scope of employment, agency or contract), (ii) renders all or any portion of the Leased Premises untenantable, and (iii) continues for eight (8) consecutive business days after Landlord's receipt of notice thereof, Rent with respect to the untenantable portion of the Leased Premises shall be abated thereafter until such Services Interruption ceases or the affected portion(s) of the Leased Premises are otherwise restored to a tenantable condition. As used herein, the phrase "causes beyond the reasonable control of Landlord" shall include, without limitation, acts of the public enemy, restraining of government, unavailability of materials or any public utility service, strikes, civil riots, floods, hurricanes, tornadoes, earthquakes and other severe weather conditions or acts of God. Notwithstanding anything else contained in this Section 3.O2(c) to the contrary, Rent with respect to the affected portion(s) of the Leased Premises shall be abated to the extent rental interruption insurance proceeds are payable with respect thereto.

(d) If a Services Interruption Within Landlord's Control occurs which (i) renders forty percent (40%) or more of the Net Rentable Area of the Leased Premises untenantable, (ii) is not attributable in whole or in part to the negligence or willful misconduct of Tenant or its employees, agents or contractors (to the extent such employees, agents or contractors are acting within their scope of employment, agency or contract), and (iii) continues for one hundred eighty (180) days after Landlord's receipt of notice thereof, then Tenant, at its option, may terminate this Lease as to the entire Leased Premises or only the untenantable portion(s) thereof, and all of its corresponding obligations for the remaining balance of the term of this Lease, and any renewals or extensions thereof, whichever shall be applicable, whereupon the parties hereto shall be released and relieved of all liabilities and obligations hereunder thereafter accruing with respect to the portion(s) of the Leased Premises for which this Lease was terminated.

(e) If a Services Interruption Beyond Landlord's Control occurs which (i) renders forty percent (40%) or more of the Net Rentable Area of the Leased Premises untenantable, (ii) is not attributable in whole or in part to the negligence or willful misconduct of Tenant or its employees, agents or contractors (to the extent such employees, agents or contractors are acting within their scope of employment, agency or contract), and (iii) continues for one (1) year after Landlord's receipt of notice thereof, then Tenant, at its option, may terminate this Lease as to the Leased Premises or only the untenantable portion(s) thereof, and all of its corresponding obligations for the remaining balance of the term of this Lease, and any renewals or extensions thereof, whichever shall be applicable, whereupon the parties hereto shall be released and relieved of all liabilities and obligations hereunder thereafter accruing with respect to the portion(s) of the Leased Premises for which this Lease was terminated.

(f) Any right of Tenant to terminate this Lease pursuant to Section 3.02 (d) or
(e) shall automatically expire and be of no further force and effect upon the earlier to occur of (i) the date Landlord cures the applicable Services Interruption, and (ii) the date that the affected portion(s) of the Leased Premises are otherwise restored to a condition which is not untenantable.

(g) Any notice from Tenant to Landlord with respect to a Services Interruption shall state the specific nature thereof and the area(s) of the Leased Premises affected thereby.

3.03 Keys and Locks. Landlord shall furnish Tenant with twenty (20) keys for the Building corridor doors entering the Leased Premises. Additional keys will be furnished by Landlord upon an order signed by Tenant and payment by Tenant of Landlord's charge therefor. All such keys shall remain the property of Landlord. No additional locks shall be allowed on any door of the Leased Premises without Landlord's permission, and Tenant shall not make or permit to be made any duplicate keys, except those furnished by Landlord. Upon termination of this Lease, Tenant shall

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
surrender to Landlord all keys to any locks on doors entering or within the Leased Premises, and give to Landlord the explanation of the combination of all locks for safes, safe cabinets and vault doors, if any, in the Leased Premises. Tenant shall have the right, at Tenant's sole cost and expense, to install security devices on the transfer elevators between the 15th and 17th floors of the Building to limit access to the sixteen (16th) floor of the Building and the cost of installation of such security devices shall be included in the Tenant's Construction Costs (as defined in EXHIBIT B).

3.04 Graphics, Building Directory and Name. (a) Tenant may install, at Tenant's sole cost and expense, signage on the Building in approximately the same locations as the previous First City, Texas signage. The size, location, quality, material, graphic style and composition of all such signage shall be in accordance with the specifications approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, it shall not be unreasonable for Landlord to refuse to approve any change to such specifications which are inconsistent with the architecture and design integrity of the Building or which violates any applicable law, rule or ordinance. Tenant shall not place any other signs, numerals, letters or other graphics on the exterior of, or which are visible from outside, the Leased Premises or, with respect to floors on which Tenant does not lease all of the leasable area, from the elevators serving the Leased Premises, unless approved in advance and in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall provide Tenant with an allowance of $4,500.00 (the "Signage Allowance") to defer the costs and expenses incurred by Tenant owing to third parties in connection with the installation of such new signage to the Building. The Signage Allowance is in addition to and is not included within the Allowances provided in EXHIBIT B attached hereto. Such amount shall be payable to Tenant within thirty (30) days of receipt by Landlord of lien releases, invoices and receipts evidencing the costs incurred by Tenant in this regard.

(b) Landlord shall install primary directory board identification for Tenant on the directory board located in the main lobby of the Building. Tenant shall also be provided a number of listing strips on each Building directory in proportion to the amount of the total Net Rentable Area of such Building which is included within the Office Space.

(c) During the term of this Lease, Landlord will not provide any other Building tenant exterior signage rights.

(d) Tenant shall pay all costs and expenses associated with (i) obtaining and maintaining Tenant's exterior signage and all necessary permits relating thereto, (ii) operating Tenant's exterior signage, including, without limitation, all electrical costs relating thereto, and (iii) compliance with all applicable codes and ordinances with respect to all rights granted to Tenant pursuant to this Section 3.04. Additionally, all of Tenant's rights granted in this Section 3.04 shall be subject to any and all applicable codes and ordinances.

(e) Landlord shall repair any damage to the Building resulting from the removal of the First City, Texas signage and shall attempt to restore the Building to its original condition. Tenant agrees that within thirty (30) days after the expiration or earlier termination of this Lease, Tenant shall, at Tenant's sole cost and expense, remove Tenant's exterior signage and restore the Building to a condition similar to which existed prior to the attachment of Tenant's exterior signage onto the Building. In the event Tenant fails to remove such exterior signage or make such restoration within the thirty (30) day period, Landlord may remove such signage and restore the Building to such condition, and Tenant shall pay the cost thereof.

3.05 Tunnel System. Tenant acknowledges that the Building Tunnel System is a
     ---------------
part of the tunnel system located in downtown Houston, Texas (the "Downtown
                                                                  ----------
Tunnel System"). Landlord makes no warranty or representation respecting the
-----------------
use or availability of or access to any of the

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
Downtown Tunnel System or any other space which is not within the property lines of the Building or within Landlord's control. Any part of the Downtown Tunnel System and all space not within the property lines of the Building or within Landlord's control which Landlord is permitted to use or occupy under a revocable license, may be revoked, curtailed or modified by a federal, state or municipal authority, public utility or any other party. Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation, diminution or abatement of rental hereunder by virtue of such revocation or modification nor shall such revocation or modification be deemed a constructive or actual, total or partial eviction of Tenant hereunder (other than a termination predicated upon Landlord's default).

                                       IV.

4.01 Care of the Leased Premises. Tenant shall not commit or allow to be committed any waste or damage to any portion of the Leased Premises or the Building, and at the termination of this Lease, by lapse of time or otherwise, Tenant shall deliver up the Leased Premises to Landlord in as good condition as existed on the Commencement Date, ordinary wear and tear, casualty and condemnation only excepted. Upon such termination of this Lease, Landlord shall have the right to re-enter and resume possession of the Leased Premises.

4.02 Entry for Repairs and Inspection. Tenant shall permit Landlord and its contractors, agents or representatives to enter into and upon any part of the Leased Premises at all reasonable hours and upon reasonable advance notice (except in the case of an emergency, in which event no notice shall be required) to inspect or clean the same, to make repairs, alterations or additions thereto, to show the same to prospective tenants (but only during the last 9 months of the then current term of this Lease) or purchasers, to determine whether Tenant is performing its obligations hereunder or for any other purpose as Landlord may reasonably deem necessary or desirable. Such entry shall not constitute a trespass or an eviction (constructive or otherwise) nor shall Tenant be entitled to any abatement or reduction of rental or claim for damages for any injury to or interference with Tenant's business, loss of occupancy or quiet enjoyment or for any other consequential damages by reason thereof. All actions requiring Landlord's entry into the Leased Premises shall be taken in such manner and at such times as to minimize, to the extent reasonably possible, any interference with the conduct of Tenant's business in the Leased Premises.

4.03 Nuisance. Tenant shall conduct its business and control its agents, employees, invitees, contractors and visitors in such manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or Landlord in its operation of the Building.

4.04 Laws and Regulations: Rules of Building:. Except as otherwise provided herein, Tenant, at Tenant's expense, shall comply with, and Tenant shall cause its employees, contractors and agents to comply with, (a) all laws, ordinances, orders, rules, regulations and requirements which impose any duty upon such persons with respect to or otherwise relate to the use, condition, occupancy, maintenance or alteration of the Leased Premises, including, without limitation, such laws, ordinances, orders, rules, regulations or requirements relating to health, occupational safety, handicapped access or the environment (all such laws, ordinances, orders, rules, regulations and requirements described in this
Section 4.04(a) being herein collectively referred to as "Laws"), whether such Laws are now in force or are hereafter enacted, and (b) all rules of the Building reasonably adopted and altered by Landlord from time to time for the safety, care and cleanliness of the Leased Premises and the Building and for preservation of good order therein, all of which Building rules will be sent by Landlord to Tenant in writing; provided that such modifications or additions:
(i) are reasonable and consistent with rules and regulations imposed in other comparable office .buildings in the Central Business District of Houston, Texas;
(ii) are not inconsistent with any other provisions of this Lease; (iii) are uniformly enforced among all tenants, licensees, contractors and

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
visitors within the Building; and (iv) are effective only after Tenant has received reasonable notice of such modification or addition. The initial rules of the Building are attached hereto as EXHIBIT D and made a part hereof for all purposes.

4.05 Legal Use and Violations of Insurance Coverage. Tenant shall not occupy or use the Leased Premises, or permit any portion of the Leased Premises to be occupied or used, for any business or purpose which is unlawful, disreputable or deemed to be hazardous on account of fire or other hazards, or permit anything to be done which would in any way increase the rate of fire or liability or any other insurance coverage on the Building and/or its contents.

4.06 Hazardous Substances.

(a) Except as otherwise provided herein with respect to the Existing Asbestos (as hereinafter defined); Tenant shall comply with all applicable federal, state or local laws, regulations, orders, judgments and decrees regarding health, safety or the environment ("Environmental Laws") pertaining to or governing Tenant's particular use and occupancy of the Leased Premises or the conduct of Tenant's business therein, including without limitation the application for and maintenance of all required permits, the submittal of all notices and reports, proper labeling, training and recordkeeping, and timely and appropriate response to any release or other discharge by Tenant of a substance under Environmental Laws.

(b) Tenant shall not bring or install or allow to be brought or installed, upon the Leased Premises, or contained in any transformers or other equipment thereon containing, any PCB's. "PCB" means any oil or other substance containing polychlorinated biphenyl (as defined in 40 CFR ss.761.3). Except for the Existing Asbestos Tenant shall not bring or install or allow to be brought or installed, any friable asbestos, or any structures, fixtures, equipment or other objects or materials containing friable asbestos in the Leased Premises. Tenant shall immediately notify Landlord of the presence of any Reportable Quantity of a hazardous substance, extremely hazardous substance or toxic pollutant on or about the Leased Premises which is brought into the Leased Premises by Tenant or of which Tenant is aware, other than as disclosed by Landlord. "Reportable Quantity" means that amount defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, pertinent regulations thereunder or other relevant state or local laws.

(c) Tenant shall indemnify, protect, defend (with counsel reasonably approved by Landlord) and hold Landlord, and the directors, officers, shareholders, employees and agents of Landlord, harmless from any and all obligations, claims, administrative proceedings, judgments, damages, fines, costs, and liabilities, including reasonable attorneys' fees incurred in enforcing this Lease, performance on Tenant's behalf, or collecting any sums due hereunder, (collectively, the "Costs") that arise directly or indirectly from or in connection with the presence in or on, or the release from, the Leased Premises of any hazardous waste, substance or pollutant (other than Existing Asbestos) brought or introduced to the Leased Premises by Tenant in violation of any Environmental Law, to the extent such presence or release is caused by Tenant and not by Landlord. If Landlord incurs any Costs for which Tenant has so indemnified Landlord, Tenant shall pay to Landlord the amount thereof upon demand. Without limiting the generality of the foregoing, there shall be included in Costs, capital, operating, and maintenance costs incurred in connection with any investigation or monitoring of site conditions, any clean up, containment, remedial, removal or restoration work required or performed by any federal, state or local governmental agency or political subdivision or performed by any non-governmental entity or person.

(d) Landlord shall comply with all Environmental Laws relating to the Existing Asbestos and pertaining to or governing Landlord's ownership, operation, maintenance and repair of the

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
Building, including without limitation the application for and maintenance of all required permits, the submittal of all notices and reports, proper labeling, training and recordkeeping, and timely and appropriate response to any release or other discharge by Landlord of a substance under Environmental Laws.

(e) Landlord shall use its diligent good faith efforts to cause each of the other tenants of the Building to comply with all Environmental Laws pertaining to or governing such tenant's particular use and occupancy of the space occupied by such tenant or the conduct of such tenant's business therein, including without limitation the application for and maintenance of all required permits, the submittal of all notices and reports, proper labeling, training and recordkeeping, and timely and appropriate response to any release or other discharge by such tenant of a substance under Environmental Laws.

(f) Tenant hereby acknowledges that Landlord has disclosed to Tenant that certain materials used in the construction, completion, repair or maintenance of the Building may contain asbestos. Tenant hereby acknowledges the presence of such asbestos-containing materials in the Building, whether such materials are currently in the Building or were previously in the Building, and whether such materials are known or unknown (the "Existing Asbestos"), and agrees that Landlord shall in no event have any obligation to Tenant hereunder to remove the Existing Asbestos unless such removal is required pursuant to Environmental Laws or set forth below. Landlord covenants that as of the Commencement Date Landlord will have removed all Existing Asbestos of which Landlord has knowledge that is located in the Leased Premises (other than the overspray located on the perimeter columns in the Leased Premises. If Tenant or Landlord discovers any Existing Asbestos in any portion of the Leased Premises (other than the perimeter columns), Landlord shall, at Landlord's sole cost and expense, remove, encapsulate and dispose of such Existing Asbestos to the extent such action is required pursuant to Environmental Laws, and Landlord shall reimburse Tenant for any out-of-pocket expenses incurred by Tenant in connection therewith. Landlord has implemented an operations and management program (the "O&M Program") in order to manage the presence of the Existing Asbestos in the Building in accordance with all applicable regulations, and shall continue such program to the extent required by applicable regulations. In connection with the O&M Program, Tenant agrees that all construction and maintenance activities performed by Tenant or its employees, agents or contractors must be coordinated through the manager of the Building and only trained and licensed personnel will be allowed access to the service areas of the Building. Tenant acknowledges and agrees that if Tenant desires to construct or install any alterations, additions or improvements to the Leased Premises hereunder which would affect Existing Asbestos (other than the Existing Asbestos located on the perimeter columns of the Leased Premises), Landlord shall at Landlord's sole cost and expense remove and dispose of any such Existing Asbestos to the extent required by applicable regulations and Landlord shall pay any increase in the cost of such alterations, additions or improvements which may result by virtue of the existence of the Existing Asbestos (other than the Existing Asbestos located on the perimeter columns of the Leased Premises). Tenant further acknowledges and agrees that if Tenant desire to construct or install any alterations, additions or improvements to the Leased Premises hereunder, which would affect the perimeter columns located in the Leased Premises, Landlord shall, at Tenant's sole cost and expense, remove and dispose of any Existing Asbestos located on the perimeter columns in the Leased Premises to the extent such perimeter columns are affected by Tenant's construction or alterations. In no event shall Landlord be liable for any increase in the cost of such alterations, additions or improvements which may result by virtue of the existence of the Existing Asbestos on the perimeter columns of the Leased Premises and the necessary handling and treatment of same.

(g) In the event (i) a condition occurs that results in a release of any Existing Asbestos located on the perimeter columns, in the Leased Premises, and
(ii) such release requires the removal, encapsulation or disposal of such Existing Asbestos pursuant to Environmental Laws, then if such

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
condition results from the acts or omissions of Tenant, its employees, agents or contractors, then Tenant shall reimburse Landlord for the cost and expense of any such removal and disposal, along with the cost and expense of restoring the leasehold improvements located in the Leased Premises. If such condition is not attributable to the acts or omissions of Tenant, its employees, agents or contractors, then Landlord shall pay the cost and expense of any such removal and disposal, along with the cost and expense of restoring the leasehold improvements located in the Leased Premises.

                                       V.

5.01 Leasehold Improvements. (a) The Office Space shall be delivered to Tenant, and Tenant shall accept same, in the condition and with only such leasehold improvements, if any, as set forth in EXHIBIT B attached hereto. The Storage Space shall be delivered to Tenant in its current condition, i.e., "AS IS" and "WITH ALL FAULTS" as to leasehold improvements located therein. As used in this Lease, the term "Initial Leasehold Improvements" shall include any and all improvements and tenant finish existing in the Leased Premises as of the Commencement Date, including all leasehold improvements, if any, as defined and described in EXHIBIT B attached hereto, as well as any and all Alterations (as defined below) and subsequent improvements made to the Leased Premises during the term of this Lease. Notwithstanding any other provision of this Lease, in no event shall Landlord be required, nor shall Tenant be permitted, to install in the Leased Premises any improvements which are not first approved by Landlord or Landlord's architect. Landlord's approval of Tenant's plans and specifications for any of Tenant's requested leasehold improvements shall create no responsibility or liability on the part of Landlord for, or warranty by Landlord with respect to, the completeness or design sufficiency of such plans and specifications or the compliance with any Laws applicable thereto. Tenant acknowledges that no representations as to the repair of the Leased Premises or the Project, nor promises to alter, remodel or improve the Leased Premises or the Project, have been made by Landlord, except as are expressly set forth in this Lease.

(b) Tenant shall not make or allow to be made (except as otherwise provided in this Lease) any alterations, physical additions or further leasehold improvements beyond those which may be provided for in EXHIBIT B hereto (including fixtures) in or to the Leased Premises (other than cosmetic-type changes such as painting and carpeting) (such alterations, additions and further leasehold improvement being herein called "Alterations"), without first obtaining the written consent of Landlord not to be unreasonably withheld. Tenant shall submit copies of the plans and specifications for any requested Alterations along with its request for Landlord's consent to same. If such consent is granted, prior to commencement of construction Tenant shall deliver to Landlord copies of all building permits required for such construction and a copy of the executed construction contract covering such Alterations. Landlord's consent, if granted, shall create no responsibility or liability on the part of Landlord for, or warranty by Landlord with respect to, the completeness or design sufficiency of such leasehold improvements or compliance with any Laws applicable thereto. Tenant shall pay to Landlord, upon demand, any reasonable out-of-pocket expenses incurred by Landlord in reviewing and monitoring the construction of such Alterations. Tenant shall deliver to Landlord a copy of the "final" plans and specifications for all Alterations so made in or to the Leased Premises.

(c) All Alterations and Initial Leasehold Improvements, (including fixtures) shall become the property of Landlord at the end of the term of this Lease and shall be surrendered to Landlord upon termination of this Lease, whether by lapse of time or otherwise; provided, however, this clause shall not apply to trade fixtures, movable equipment or furniture owned by Tenant and to the items listed on EXHIBIT F attached hereto and made a part hereof for all purposes.

(d) Except as otherwise provided herein, Tenant shall indemnify and hold harmless Landlord from and against all costs (including reasonable attorneys' fees and costs of suit), losses,

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liabilities, or causes of action arising out of or relating to any Alterations made by Tenant to the Leased Premises, including but not limited to any mechanics' or materialmen's liens asserted in connection therewith.

(e) Should any mechanic's or other liens be filed against any portion of the Building and/or the Land or any interest therein by reason of Tenant's acts or omissions or because of a claim against Tenant or its contractors, Tenant shall cause the same to be cancelled or discharged of record by bond or otherwise within thirty (30) days after notice by Landlord. If Tenant shall fail to cancel or discharge said lien or liens, within said thirty (30) day period, which failure shall be deemed to be a default hereunder, Landlord may, at its sole option and in addition to any other remedy of Landlord hereunder, cancel or discharge the same and upon Landlord's demand, Tenant shall promptly reimburse Landlord for all costs incurred in cancelling or discharging such lien or liens.

5.02 Repairs by Landlord. Landlord shall maintain the roof, exterior walls, load-bearing columns, foundation, floor slabs, and other structural components, the mechanical, electrical and plumbing systems, the Common Areas and the roadways and landscaping of the Building (excluding leasehold improvements) in a good and operable condition, consistent with the standards of other first- class office buildings in the Central Business District of Houston, Texas, and shall make such repairs and replacements as may be required to maintain the Building in such condition. This Section 5.02 shall not apply to damages resulting from an exercise of eminent domain (as to which Section 6.01 shall apply) or to damages resulting from a fire or other casualty (as to which Section 6.03 shall apply). Unless otherwise expressly stipulated herein, Landlord shall not be required to make any improvements to or repairs of any kind or character to the Leased Premises or the leasehold improvements therein during the term of this Lease; provided, however, leasehold improvements in the Leased Premises will, at Tenant's written request, be maintained by Landlord at Tenant's expense, at a cost or charge equal to Landlord's costs incurred for such work plus an administrative fee. Tenant, however, shall have the right to use contractors of its choice to perform any of such maintenance of the leasehold improvements in the Leased Premises provided that: (i) the maintenance work will not materially affect the Building structure or mechanical, electrical or plumbing systems, all of which work shall be performed by Landlord or its contractors but shall be paid for by Tenant in an amount equal to Landlord's cost plus an administrative fee, and (ii) Tenant's contractors shall be subject to Landlord's prior approval, not to be unreasonably withheld. The administrative fee charged by Landlord under this Section 5.02 and Section 5.03 shall not exceed five percent (5%) of Landlord's out-of-pocket costs relating thereto during the initial term or any renewal term of this Lease.

5.03 Repairs by Tenant. Tenant shall at its own cost and expense, repair or replace any damage or injury done to the leasehold improvements in the Leased Premises or any part thereof caused by Tenant or Tenant's agents, contractors, employees, invitees, or visitors, except for normal wear and tear and damage resulting from a casualty. If Tenant fails to make such repairs or replacements to such leasehold improvements promptly, Landlord may, at its option, make such repairs or replacements, and Tenant shall repay the cost thereof plus an administrative fee (subject to the limitations set forth in Section 5.02 above) to the Landlord on demand. Any damage or injury to the structural components of the Building or its systems (as opposed to those involving only Tenant's leasehold improvements) and (notwithstanding the foregoing) any damage or injury to Tenant's leasehold improvements which affects the Building's structural components or major mechanical, electrical or plumbing systems, caused by Tenant, its agents, contractors or employees shall be repaired or replaced by Landlord, but at Tenant's expense plus an administrative fee (subject to the limitations set forth in Section 5.02 above).

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                                       VI.

6.01 Condemnation. If more than fifteen percent (15%) of the Leased Premises shall be permanently taken or condemned for any public purpose, this Lease shall, at the option of either party, forthwith cease and terminate as of the date of such condemnation or taking. Otherwise, this Lease shall continue in full force and effect and rental with respect to any portion of the Leased Premises taken or condemned shall be reduced or abated on the basis of the number of square feet of Net Rentable Area by which the Leased Premises have been reduced. All proceeds payable from any taking or condemnation of all or any portion of the Land or the Building shall belong to and be paid as follows: first to Landlord until it receives the fair market value of the portion of the Land and Building so taken; then to the tenants of the Building pro rata based upon the respective Net Rentable Area occupied by each tenant prior to such taking until each tenant receives the fair market value of its non-Building standard improvements, if any, the cost of which were borne solely by such tenant, and such tenant's personal property taken; and the remainder of the award shall then be paid to Landlord. In connection with a taking or condemnation, Tenant shall have the right to bring a separate suit against the condemning authority to receive compensation for the loss of the value of Tenant's rights under this Lease.

6.02 Damages from Certain Causes. Landlord shall not be liable or responsible to Tenant for (i) any loss or damage to any property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or any cause beyond Landlord's control, or (ii) any damage or inconvenience which may arise through repair or alteration of any part of the Building made necessary by virtue of any such cause.

6.03 Casualty. In the event of a fire or other casualty in the Leased Premises, Tenant shall immediately give notice thereof to Landlord. If the Building shall be partially destroyed by fire or other casualty so as to render the Leased Premises untenantable (defined below) in whole or in part, the rental provided for herein shall, commencing as of the date of such damage or destruction, abate as to the portion of the Leased Premises rendered untenantable until such time as the Leased Premises are returned to a tenantable condition as reasonably determined by Landlord and Landlord agrees to commence and prosecute such repair work promptly and with all due diligence. Notwithstanding the above, Landlord shall have the right to terminate this Lease in the event such destruction (a) occurs at any time during the last twenty-four (24) calendar months of the term of this Lease, and (b) results in damage to or destruction of all or substantially all of the Building. If such destruction results in the Leased Premises being untenantable in whole or in substantial part and the reasonable estimation of a responsible contractor selected by Landlord as to the amount of time necessary to rebuild or restore such destruction to the Leased Premises and all other portions of the Building is twelve (12) months or more, then Tenant shall have the right to terminate this Lease. In the event either Landlord or Tenant terminate this Lease pursuant to a right granted under this Section 6.03, all rental owed up to the time of such damage or destruction shall be paid by Tenant and thenceforth this Lease shall cease and come to an end as of the date of such termination as to all obligations thereafter accruing. Landlord and Tenant shall give the other party written notice of any decisions, estimates or elections under this Section 6.03 as soon as possible but in no event more than sixty (60) days after any such damage or destruction. Notwithstanding anything contained in this Section 6.03, to the extent Landlord is required to restore the Leased Premises, Landlord shall only be obligated to restore or rebuild the Leased Premises to the condition existing immediately prior to such casualty, but in no event shall Landlord be required to expend more sums than received from the proceeds of any insurance carried by Landlord or would have received if insurance had been carried as required hereunder plus the deductible thereunder. The Leased Premises or a portion thereof shall be considered "untenantable" hereunder when the Leased Premises, or such portion thereof, are not reasonably usable for the conduct of Tenant's business.

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6.04 Casualty Insurance. Landlord shall maintain "all risk" property insurance on the Building and all permanent leasehold improvements (exclusive of trade fixtures and moveable equipment) in an amount not less than the full replacement cost thereof (exclusive of foundations and excavations). Said insurance shall be maintained with a reputable insurance company authorized to do business in Texas, in amounts maintained by first class office buildings in the Central Business District of Houston, Texas and at the expense of Landlord (but with the same to be included in the Operating Expenses of the Building as described in
Section 2.04) and payments for losses thereunder shall be made solely to Landlord. If the annual premiums to be paid by Landlord shall exceed the standard rates because of Tenant's operations within or contents of the Leased Premises, Tenant shall promptly pay the excess amount of the premium upon request by Landlord and reasonable evidence thereof. Tenant shall maintain at its expense "all risk" property insurance on all of Tenant's personal property and the value of trade fixtures and moveable equipment, such coverage to be for an amount not less than the full replacement cost of such insured items. Landlord and Tenant shall deliver certificates of insurance in a form reasonably satisfactory to the other (a) not less than twenty (20) days prior to the Commencement Date and (b) prior to the expiration of any such policies.

6.05 Liability Insurance. Landlord and Tenant shall each, at their respective expense, maintain a policy or policies of comprehensive general liability insurance with the premiums thereon fully paid on or before the due dates, issued by and binding upon a solvent insurance company, such insurance to afford minimum protection (which may be effected by primary and/or excess coverage) of not less than $5,000,000 for personal injury or death in anyone occurrence and of not less than $2,500,000 for property damage in anyone occurrence. All such insurance required to be maintained by Tenant shall name Landlord as an additional insured thereunder and shall provide that it shall not be cancellable, nor shall the coverage thereunder be reduced, without at least ten
(10) days advance written notice to Landlord. In addition, such insurance policies to be maintained by Landlord and Tenant shall have deductible or self-insurance amounts not greater than $100,000. Landlord and Tenant shall deliver certificates of insurance in a form satisfactory to the other (a) not less than twenty (20) days prior to the Commencement Date and (b) prior to the expiration of any such policies.

6.06 Hold Harmless. Except as expressly provided herein to the contrary, including specifically, but without limitation, the terms of Section 6.07 hereof, Landlord shall not be liable to Tenant or its agents, servants, employees, contractors, customers or invitees for any injury or damage to person or property occurring in the Leased Premises and Tenant agrees to protect, defend, indemnify and hold Landlord harmless from and against all liabilities, claims, suits, actions and costs (including reasonable attorneys' fees and costs of suit) arising out of or in connection with any such injury or damage, including any such damage attributable in whole or in part to the negligence of Landlord, but excluding any such damage to the extent attributable to the gross negligence or willful misconduct of Landlord, its agents, servants, employees or contractors. Except as expressly provided herein to the contrary, including specifically, but without limitation, the terms of Section 6.07, hereof, Tenant shall not be liable to Landlord, or to Landlord's agents, servants, employees, contractors, customers or invitees for any injury or damage to person or property occurring in all areas of the Building other than the leased premises of all tenants of the Building and Landlord agrees to indemnify and hold Tenant harmless from and against all claims for such injury or damage, including any such damage attributable in whole or in part to the negligence of Ten ant, but excluding any such damage to the extent attributable to the gross negligence or willful misconduct of Tenant, its agents, servants, employees or contractors.

6.07 Waiver of Subrogation Rights. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each, on behalf of themselves and their respective heirs, successors, legal 'representatives, assigns and insurers, hereby (i) waives any and all rights of recovery, claims, actions or causes of action against the other and its respective officers, directors, partners, shareholders,

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agents, servants, employees, guests, licensees or invitees for any loss or damage that may occur to the Leased Premises or other portion of the Project, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause which is or would be insured against under the terms of the insurance policies referred to in Sections 6.04 and 6.05 hereof, regardless of cause or origin, including negligence of the other party hereto or its respective officers, directors, partners, shareholders, agents, servants, employees, guests, licensees or invitees, and
(ii) covenants that no insurer shall hold any right of subrogation against such other party; provided, however, the waiver set forth in this Section 6.07 shall not apply to any deductibles on insurance policies carried by Landlord or Tenant or to any coinsurance penalty which Landlord or Tenant might sustain. If the respective insurer of Landlord and Tenant does not permit such a waiver without an appropriate endorsement to such party's insurance policy, then Landlord and Tenant each shall notify its insurer of the waiver set forth herein and to secure from such insurer an appropriate endorsement to its respective insurance policy with respect to such waiver.

                                      VII.

7.01 Intentionally Deleted.

7.02 Default by Tenant. The occurrence of anyone or more of the following events shall be a breach of and default under this Lease (an "Event of Default"):

(i) failure to pay, when due, any sum to be paid by Tenant under this Lease and such failure shall continue for ten (10) days after written notice to Tenant (provided, however, after Landlord has given Tenant written notice of such default on two separate occasions during any calendar year, Landlord shall not be required to give Tenant any further notice for subsequent failure(s)) during any calendar year;

(ii) the failure of Tenant to execute or otherwise respond in good faith and in writing to a request for confirmation of the subordination of this Lease pursuant to Section 7.09 or for an estoppel certificate pursuant to Section 7.10 within thirty (30) days after submission of same to Tenant;

(iii) failure by Tenant in the performance of any of the other covenants or conditions which Tenant is required to observe and to perform not included in subparagraphs (i) and (ii) of this Section 7.02 and such failure shall continue for thirty (30) days after written notice to Tenant; or, if such failure cannot reasonably be cured within said thirty (30) day period despite Tenant's diligent good faith efforts, the failure of Tenant to promptly commence its diligent good faith efforts to cure such failure within said thirty (30) day period and/or the continuance of such failure for a period of sixty (60) days notwithstanding Tenant's efforts to cure;

(iv) the interest of Tenant under this Lease shall be levied on under execution or other legal process;

(v) any petition shall be filed by or against Tenant to declare Tenant a bankrupt or to delay, reduce or modify Tenant's debts or obligations,

(vi) any petition shall be filed or other action taken to reorganize or modify Tenant's capital structure;

(vii) Tenant is declared insolvent according to law, or any assignment of Tenant's property shall be made for the benefit of creditors;

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(viii) a receiver or trustee is appointed for Tenant or its property;

(ix) Tenant, if a corporation, shall cease to exist as a corporation in good standing in the state of its incorporation, or Tenant, if a partnership or other entity, shall be dissolved or otherwise liquidated; or

(x) the assignment of this Lease or the subletting of all or any part of the Leased Premises without the prior written consent of Landlord as and if required in accordance with Section 8.01.

(provided that no such levy, execution, legal process or petition filed against Tenant as described in (iii), (iv), (v), (vi) or (vii) of this Section 7.02 shall constitute a breach of this Lease if Tenant shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within ninety (90) days from the date of its creation, service or filing). Thereupon, at Landlord's option, for as long as an Event of Default is continuing hereunder Landlord may have anyone or more of the following described remedies in addition to all other rights and remedies provided at law or in equity:

(a) Landlord may terminate this Lease and forthwith repossess the Leased Premises and be entitled to recover forthwith as damages a sum of money equal to the total of (i) the cost of recovering the Leased Premises (including reasonable attorneys' fees and costs of suit), (ii) the accrued and unpaid rent at the date of termination, plus interest thereon at the Default Interest Rate,
(iii) the present value (discounted at the rate often percent (10%) per annum) of the balance of the unpaid rent which would have accrued and become payable under this Lease during the remainder of the lease term less the present value (discounted at the same rate) of the fair market rental value (taking into account factors relating to the interruption of a continuous rental stream (such as reasonably estimated costs associated with the potential period of time until a new tenant commences payment of rental) and actual out-of-pocket expenses incurred by Landlord) of the Leased Premises for said period plus reasonable costs to Landlord associated and incurred in connection with the reletting for such period, (such as the cost of preparation of the Leased Premises, leasing commissions and reasonable attorneys' fees associated with occupancy by a new tenant) and (iv) any other sum of money and damages owed by Tenant to Landlord;

(b) Landlord may terminate Tenant's right of possession (but not this Lease) and may repossess the Leased Premises by forcible entry and detainer suit or otherwise, without thereby releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant and without terminating this Lease. Landlord shall use reasonable efforts under the circumstances to relet the Leased Premises on such terms and conditions as Landlord in its sole discretion may determine (including a term different than the term of this Lease, rental concessions, alterations and repair of the Leased Premises); provided, however, Landlord hereby reserves the right (i) to lease any other comparable space available in the Building or in any other building owned by Landlord prior to leasing the Leased Premises for lease and (ii) to refuse to lease the Leased Premises to any potential tenant which does not meet Landlord's standards and criteria for leasing other comparable space in the Building. Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished because of, Landlord's failure to relet the Leased Premises or collect rental due in respect of such reletting. For the purpose of such reletting Landlord is authorized to decorate or to make any reasonable repairs, changes, alterations or additions in or to Leased Premises as may be reasonably necessary or desirable. If Landlord shall fail to relet the Leased Premises or if the same are relet and a sufficient sum shall not be realized from such reletting (after first deducting therefrom, for retention by Landlord, the previously accrued but unpaid rental due hereunder at the time of

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reletting plus interest thereon at the rate specified in Section 2.02(c), the cost of recovering possession [(including reasonable attorneys' fees and costs of suit)], all of the reasonable costs and expenses of such decorations, repairs, changes, alterations and additions, the expense of such reletting and the cost of collection of the rental accruing therefrom) to satisfy the rental obligations of Tenant provided for in this Lease, then (y) Tenant shall pay to Landlord as damages a sum equal to the amount of the rental reserved in this Lease for such period or periods, plus the cost of recovering possession of the Leased Premises (including reasonable attorneys' fees and costs of suit), the previously accrued but unpaid rent earned at the time of repossession, plus interest thereon at the Default Interest Rate, and the reasonable costs incurred in any attempt by Landlord to relet the Leased Premises, or (z) if the Leased Premises have been relet, the Tenant shall satisfy and pay any such deficiency. Any such payments due Landlord shall be made as and when due from time to time and Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section 7.02 from time to time. No delivery to or recovery by Landlord of any portion due Landlord hereunder shall be any defense in any action to recover any other amount not received by Landlord, nor shall such reletting be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention be given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach; or

(c) Landlord may, and is hereby entitled and authorized to, without any notice to Tenant whatsoever, enter upon the Leased Premises by use of a master key, a duplicate key or other peaceable means, and to change, alter or modify the door locks on all entry doors of the Leased Premises, thereby permanently excluding therefrom Tenant and its officers, principals, agents. employees, representatives and invitees. In the event that Landlord has either permanently repossessed the Leased Premises or terminated this Lease pursuant to its right to do so under the provisions of this Lease and by virtue of an Event of Default, Landlord shall not thereafter be obligated to provide Tenant with a key to the Leased Premises at any time except as set forth in this Section 7.02(c). If Landlord elects to exclude Tenant from the Leased Premises without permanently repossessing the Leased Premises or terminating this Lease pursuant to the provisions of this Lease, then Landlord (at any time prior to permanent repossession or termination) shall not be obligated to provide for Tenant a key to re-enter the Leased Premises until such time as all delinquent rental and other amounts due under this Lease have been paid in full (and all other Events of Default, if any, have been completely cured to Landlord's satisfaction). Upon any such permanent repossession or during any such temporary period of exclusion by Landlord, Landlord will, during Landlord's regular business hours, at Landlord's convenience and upon written request by Tenant, escort Tenant or its authorized personnel to the Leased Premises to retrieve personal belongings of Tenant's employees and Tenant's files, business records and other proprietary materials and information. This remedy of Landlord is intended to override and control any conflicting provisions of the Texas Property Code to the fullest extent permitted.

7.03 Landlord's Event of Default. The occurrence of anyone or more of the
     -----------------------------
following shall constitute an event of default by Landlord under this Lease:

(a) failure or refusal by Landlord to timely pay any payments hereunder and the continuance of such failure for at least ten (10) days following written notice by Tenant to Landlord; or

(b) failure by Landlord in the performance of any of the other covenants or conditions which Landlord is required to observe and to perform not included in subparagraph (a) of this Section 7.03 and such failure shall continue for thirty
(30) days after written notice to Tenant;

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or, if such failure cannot reasonably be cured within said thirty (30) day period despite Landlord's diligent good faith efforts, the failure of Landlord to promptly commence its diligent good faith efforts to cure such failure within said thirty (30) day period and/or the continuance of such failure for a period of sixty (60) days notwithstanding Landlord's efforts to cure.

Except as hereinafter provided, in the event of an event of default by Landlord, Tenant's exclusive remedies shall be (i) to file suit for Tenant's actual damages (but not any consequential or punitive damages) or specific performance
(ii) to make any such payment or perform any such act on Landlord's account, or
(iii) to terminate the Lease, but if, and only if, as a result of an event of default by Landlord, forty percent (40%) or more of the Leased Premises is untenantable for a period of one hundred and eighty (180) consecutive days, which is not attributable in whole or in part to the negligence or willful misconduct of Tenant or its employees, agents or contractors (to the extent such employees, agents or contractors are acting within their scope of employment, agency or contract). All sums so paid by Tenant and all reasonable costs incurred by Tenant as a result of Tenant performing such acts on Landlord's account shall be paid to Tenant on demand ten (10) days after notice of such payment is given to Landlord or Tenant may offset such sums against future payments of Rent due under this Lease.

7.04 Rent Computation. For purposes of computing unpaid rental which would have accrued and become payable under this Lease during any future period, unpaid rental shall consist of the sum of: (a) the total Base Rental for the balance of the term; plus (b) Additional Rental for the balance of the term. For purposes of computing Additional Rental for the calendar year of the default and each future calendar year for the balance of the term, such Additional Rental shall be assumed to be equal to Additional Rental for the calendar year prior to the year in which default occurs.

7.05 Landlord's Right to Cure Defaults. Except as otherwise provided herein, all agreements and provisions to be performed by Tenant under any of the terms of this Lease shall be at Tenant's sole cost and expense and without any abatement of rental. If an Event of Default has occurred and is continuing, other than a failure to pay Base Rental, then Landlord may, but shall in no event be obligated to, make any such payment or perform any such act on Tenant's account, and such cure by Landlord shall not be deemed a waiver by Landlord of any of its other remedies or a release of Tenant from any obligations hereunder or a cure of such default. All sums so paid by Landlord and all costs incurred by Landlord in taking such action shall be deemed additional rent hereunder and shall be paid to Landlord ten (10) days after notice of such payment is given to Tenant, and Landlord shall have (in addition to all other rights and remedies of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of rental hereunder.

7.06 Non- Waiver. Failure of Landlord to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord shall have the right to declare any such default at any time and take such action as might be lawful or authorized hereunder, either in law or in equity.

7.07 Holding Over. In the event of holding over by Tenant after expiration or termination of this Lease without the prior written consent of Landlord, Tenant shall pay as liquidated damages one and one-half times the monthly amount of Base Rental and Forecast Additional Rental which was payable by Tenant immediately prior to such expiration or termination. Landlord and Tenant agree that because of the difficulty or impossibility of determining Landlord's actual damages as a result of Tenant's holding over in the Leased Premises, the difficulties of proof of loss, and the inconvenience or nonfeasibility of Landlord otherwise having a remedy for such breach, the liquidated damages calculated according to the foregoing formula is a reasonable amount to be paid for such breach. No holding over by Tenant after the term of this Lease shall be construed to extend this Lease. If

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Landlord shall have given Tenant not less than sixty (60) days prior written notice of the date that Tenant must surrender possession of all or any portion of the Leased Premises due to a reletting thereof, and Tenant shall holdover in such space after the date specified in such notice, then in addition to the liquidated damages stipulated above, Tenant shall also indemnify Landlord against all actual and consequential damages, losses and liabilities (including reasonable attorneys' fees and costs of suit) arising out of or relating to any such unauthorized holdover, resulting from claims for damages by the other tenant to whom Landlord has leased such space. Any holding over with the prior consent of Landlord in writing shall thereafter constitute this Lease a lease from month to month and shall create a tenancy at sufferance relationship between Landlord and Tenant.

7.08 Attorneys' Fees. In the event either party defaults in the performance of any of the terms, agreements or conditions contained in this Lease and the other party places the enforcement of this Lease, or any part thereof, or the collection (if any rental due or to become due hereunder, or recovery of the possession of the Leased Premises, in the hands of an attorney who files suit upon the same, and should such non-defaulting party prevail in such suit, the defaulting party agrees to pay the other party's reasonable attorneys' fees.

7.09 Subordination.

(a) Agreement to Subordinate. Subject to Tenant and any future mortgagee, beneficiary or ground lessor executing a non-disturbance and attornment agreement as provided below, Tenant covenants and agrees with Landlord that this Lease is subject and subordinate to any mortgage, deed of trust, ground lease and/or security agreement which may hereafter encumber the Building or the Land or any interest of Landlord therein and/or the contents of the Building, and to any advances made on the security thereof and to any and all increases, renewals, modifications, consolidations, replacements and extensions thereof. Tenant will enter into a written non-disturbance and attornment agreement with the mortgagee, beneficiary or lessor under any such future mortgage, deed of trust or ground lease providing that in the event of foreclosure or other rights asserted under the applicable mortgage, deed of trust or ground lease by the holder or any assignee thereof (a) this Lease and all of the rights of Tenant hereunder shall continue in full force and effect and shall not be terminated or disturbed except in accordance with the provisions of this Lease, (b) Tenant will automatically become the tenant of such ground lessor or successor in interest without any change in the terms or other provisions of this Lease, (c) such ground lessor or successor in interest shall not be liable for any default of Landlord under this Lease occurring before such party takes title to the Building or acquires Landlord's interest in this Lease, (d) such ground lessor or successor in interest shall not be bound by (i) any payment of Base Rental or Forecast Additional Rental for more than one month in advance, or (ii) any amendment or modification of this Lease made without the written consent of such ground lessor or such successor in interest after the date of such non-disturbance and attornment agreement, and (e) such other terms and conditions as may be reasonably required by such mortgagee, beneficiary or ground lessor and agreed to by Tenant. Tenant shall execute or otherwise respond in good faith in writing to a request to enter into a non-disturbance and attornment agreement pursuant to this Section 7.09 within thirty (30) days following Tenant's receipt of the proposed non-disturbance and attornment agreement. Landlord will use its good faith diligent efforts to obtain a non-disturbance agreement with respect to this Lease from the existing ground lessor (the "Ground Lessor") which non-disturbance agreement shall be reasonably acceptable to Tenant. Unless and until Landlord obtains such non-disturbance agreement, Landlord covenants and agrees that it shall immediately forward to Tenant a copy of any notice of default received by Landlord from the Ground Lessor. Tenant shall have the right, at Tenant's sole option, to deliver the amount of the past-due payments under the ground lease either (i) to Landlord with instructions to forward such funds to the Ground Lessor, in which event Landlord shall make such payments directly to the Ground Lessor, or (ii) to the Ground Lessor, directly. Tenant shall be entitled to offset any amounts delivered

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to Landlord or the Ground Lessor, as the case may be, under this Section 8.01(a)
against the next Rent due and owing Landlord under this Lease.

(b) Notice of and Opportunity to Cure Landlord Default. Notwithstanding anything contained in this Lease to the contrary, in the event of any default by Landlord in performing its covenants or obligations hereunder which would give Tenant the right to terminate this Lease, Tenant shall not exercise such right unless and until (a) Tenant gives written notice of such default (which notice shall specify the exact nature of said default and how the same may be cured) to the mortgagee, beneficiary or lessor under any such mortgage, deed of trust or ground lease who has theretofore notified Tenant in writing of its interest and the address to which notices are to be sent (such notice may be given contemporaneously with any notice given to Landlord), and (b) said lessor and holder(s) fail to cure or cause to be cured said default within thirty (30) days from the receipt of such notice from Tenant.

(c) Mortgagee's Right to Subordinate to Lease. Notwithstanding anything to the contrary set forth above, any beneficiary under any deed of trust may at any time subordinate its deed of trust to this Lease in whole or in part, without any need to obtain Tenant's consent, by execution of a written document subordinating such deed of trust to this Lease and thereupon this Lease shall be deemed prior to such deed of trust without regard to their respective dates execution, delivery and/or recording. In that event, to the extent set forth in such document, such deed of trust shall have the same rights with respect to this Lease as would have existed if this Lease had been executed, and a memorandum thereof, recorded prior to the execution, delivery and recording of the deed of trust.

7.10 Estoppel Certificate. (a) Tenant agrees periodically to furnish within thirty (30) days after written request by Landlord, ground lessor or the holder of any deed of trust, mortgage or security agreement covering the Building, the Land, or any interest of Landlord therein, a certificate signed by Tenant certifying, if true, (i) that this Lease is in full force and effect and unmodified (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) as to the Commencement Date and the date through which Base Rental and Forecast Additional Rental have been paid, (iii) that Tenant has accepted possession of the Leased Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant, (iv) that except as stated in the certificate no rental under this Lease has been paid more than thirty (30) days in advance of its due date, (v) that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate), (vi) that except as stated in this Lease or the certificate, Tenant, as of the date of such certificate, has no charge, lien, or claim of offset under this Lease or otherwise against rentals or other charges due or to become due hereunder, (vii) that except as stated in the certificate, Landlord is not then, to the knowledge of Ten ant, in default under this Lease, (viii) as to the amount of Net Rentable Area then occupied by Tenant, (ix) that there are no renewal or extension options, purchase options, rights of first refusal or the like in favor of Tenant except as set forth in this Lease and (x) as to such other matters as may be reasonably requested by Landlord or ground lessor or the holder of any such deed of trust, mortgage or security agreement. Any such certificate may be relied upon by any ground lessor, prospective purchaser, secured party, mortgagee or any beneficiary under any mortgage, deed of trust on the Building or the Land or any part thereof or interest of Landlord therein.

(b) Landlord agrees periodically to furnish within thirty (30) days after written request by Tenant, a certificate signed by Landlord certifying, if true,
(i) that this Lease is in full force and effect and unmodified (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) as to the Commencement Date and the date through which Base Rental and Forecast Additional Rental have been paid, (iii) that the address for notices to be sent to Landlord is as set forth in this Lease (or has been changed by notice duly given and is as set


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
forth in the certificate), (iv) that except as stated in the certificate, Tenant is not then in default under this Lease, and (v) as to such other matters as may be reasonably requested by Tenant. Any such certificate may be relied upon by any permitted assignee or sublessee of Tenant's interest under this Lease.

7.11 Landlord Alterations or Modifications. Notwithstanding anything herein to the contrary, Landlord hereby expressly reserves the right in its sole discretion to (a) temporarily or permanently change the location of, close, block or otherwise alter any entrances, corridors, skywalks, tunnels, doorways or walkways leading to or providing access to the Building or any part thereof or otherwise restrict the use of same provided such activities do not unreasonably impair Tenant's access to or interfere with Tenant's use of the Leased Premises and (b) demolish, rebuild, improve, remodel, add additional floors to or otherwise alter any of the buildings located on the Land and identified in the first paragraph of Section 1.01, other than the building in which the Leased Premises are located (provided Landlord shall have the right to improve, remodel and/or alter said building), and it is agreed that Landlord shall not incur any liability whatsoever to Tenant as a consequence thereof and such activities shall not be deemed to be a breach of any of Landlord's obligations hereunder. In connection with any such alteration or modification, Landlord shall equitably adjust the amount of the base calendar year Operating Expenses to take into consideration any increase or decrease in the Operating Expenses as a result of such alteration or modification which adjustment shall be subject to Tenant's prior written approval, which approval shall not be unreasonable withheld. Landlord agrees to exercise good faith in notifying Tenant within a reasonable time in advance of any alterations, modifications or other actions of Landlord under this Section 7.11. Any diminution or obstruction of light, air or view by any structure which is not or may hereafter be constructed on lands adjacent to the Project shall in no way affect this Lease or impose any liability on Landlord. Noise, dust or vibration or other incidents to new construction of improvements on lands adjacent to the Project, whether or not owned by Landlord, shall in no way affect this Lease or impose any liability on Landlord. All actions pursuant to this Section 7.11 are to be conducted in such manner and at such times as to reasonably minimize any interference with the conduct of Tenant's business in the Leased Premises.

7.12 Restrictions on Third-Party Leases. Landlord hereby agrees that, prior to the expiration of the initial term of this Lease, Landlord shall not, without Tenant's prior written consent, lease any portion of this Building to and prospective tenant, if the nature and character of the prospective tenant, its business and activities or intended use of its leased premises in the Building would not be consistent with the standards of the Building as of the Effective Date. Landlord shall not be required to obtain Tenant's prior written consent for any prospective tenant, if the nature and character of the prospective tenant, its business and activities or intended use of its leased premises in the Building are comparable to existing tenants then leasing space in two (2) or more of the buildings identified on EXHIBIT G attached hereto and made a part hereof for all purposes.

                                     VIII.
8.01 Assignment or Sublease by Tenant.
     ----------------------------------

(a) Assignment or Subletting to an Affiliate. Tenant may assign this Lease or sublet the Leased Premises or any part thereof to an Affiliate (as hereinafter defined) of Ten ant without the prior consent of Landlord; provided, however, Tenant shall give Landlord written notice (which shall specify the assignee or sublessee, and with respect to any sublease, the duration thereof, the date same is to occur, and the exact location of the space affected thereby) of such assignment or sublease within ten (10) days following such assignment or sublease, and with respect to any assignment of this Lease, an original written assumption in favor of Landlord of the duties, obligations and liabilities of Tenant hereunder by such Affiliate. Tenant shall remain directly and primarily liable for the performance of

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
all of the obligations of Tenant hereunder (including, without limitation, the obligation to pay Rent), and Landlord shall be permitted to enforce this Lease in accordance with its terms against Tenant or such sublessee or assignee, or both, notwithstanding any such subletting or assignment. Notwithstanding anything else contained herein, Tenant shall have the right to allow a portion of the Leased Premises to be used or occupied by Tenant's consultants, agents and/or contractors in order to facilitate Tenant's business operations in the Leased Premises.

(b) Assignment or Subletting to Non-Affiliate. Except as provided in Section 8.01(a), Tenant shall not assign this Lease or sublease all or any portion of the Leased Premises without Landlord's prior written consent in accordance with this Section 8.01(b). If Tenant should desire to assign this Lease or sublet the Leased Premises or any part thereof or allow same to be used or occupied by others, Tenant shall give Landlord written notice (which shall specify the duration of said desired sublease or assignment, the date same is to occur, the exact location of the space affected thereby and the proposed rentals on a square foot basis chargeable thereunder) of such desire at least thirty (30) days in advance of the date on which Tenant desires to make such assignment or sublease or allow such a use or occupancy. Landlord shall then have a period of fifteen (15) days following receipt of such notice within which to notify Tenant in writing that Landlord elects:

(i) if Tenant is attempting to (A) assign this Lease or (B) to sublease a portion of the Leased Premises and such sublease is for seventy-five percent (75%) or more of the Net Rentable Area of the Leased Premises and such sublease is for more than one-half (1/2) of the remaining term of this Lease, to terminate this Lease as to the space so affected as of the date so specified by Tenant, in which event Tenant shall be relieved of all obligations hereunder as to such space arising from and after such date, or

(ii) permit Tenant to assign this Lease or sublet such space for the duration specified in such notice, or

(iii) refuse to allow Tenant to assign or sublet, which refusal can only be based on Landlord's reasonable judgment that (A) the nature and character of the proposed assignee or sublessee, its business and activities or intended use of the Leased Premises are consistent with the first class standards of the Building, (B) the proposed occupancy would impose a material additional burden upon the Building systems or Landlord's ability to provide services to other tenants in the Building; provided, however, that Tenant shall have the opportunity to agree to pay to rectify or alleviate such additional burden as additional Rent, in which event this condition shall not be the basis for Landlord's refusing its consent, or (C) the granting of such consent will constitute a default of any exclusive or restrictive use provision of any other lease in the Building, provided, that Landlord has given Tenant prior written notice of such exclusive or restrictive use.

(c) Affiliate. As used herein, (a) the term "Affiliate" means as to any person, any other person controlled by, under common control with, or which controls, such person; (b) the term "person" means an individual or a corporation, partnership, trust, unincorporated organization, association or other entity; and (c) the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the person referred to, whether through ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controls" have meanings correlative to the foregoing. In the case of a partnership, "Affiliate" shall include any person or entity controlled by, under common control with, or which controls, any general partner of such partnership.

(d) Profit on Assignment or Subletting. One-half (1/2) of any Profit
    -------------------------------------
realized by Tenant as a result of any assignment or sublease made pursuant to
Section 8.01(b) shall be payable to Landlord as





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
it accrues as additional Rent hereunder. "Profit" as used herein shall mean (i) in the case of an assignment of this Lease, any and all sums and other consideration of whatever nature paid to Tenant for or by reason of the assignment for the value of this Lease, less the Transaction Costs (as defined below) in connection with the assignment, and (ii) in the case of a sublease of all or any portion of the Leased Premises, the difference between (A) the base rental, additional rental and all other consideration of whatever nature payable to Tenant by such sublessee for or by reason of the sublease, and (B) the sum of the Base Rental and Additional Rental and all other Rent with respect to the Leased Premises. As used herein, the term "Transaction Costs" means with respect to any assignment or subletting, Tenant's reasonable direct costs and expenses associated with that transaction paid to third parties (which may include the assignee or sublessee) including, but not limited to, brokerage commissions, reasonable attorneys' fees, advertising and marketing costs, costs of repairs, decorations, changes, alterations and additions and Tenant inducements paid to or for the benefit of the assignee or sublessee (including, but not limited to, tenant improvement allowances, relocation allowances, free rent and other inducements to accept the assignment or sublease of such space), but specifically excluding any downtime for Rents (relating to the time during which the portion of the Leased Premises to be subleased or assigned is put on the market until the date of commencement of the assignment or sublease).

(e) Agreements with Landlord. Except as to Affiliates, no assignment or subletting by Tenant shall be effective unless Tenant shall execute, have acknowledged and deliver to Landlord an instrument in form and substance acceptable to Landlord in which Tenant acknowledges and agrees that, notwithstanding such subletting or assignment, Tenant remains directly and primarily liable for the performance of all the obligations of Tenant hereunder (including, without limitation, the obligation to pay Rent), and Landlord shall be permitted to enforce this Lease against Tenant without prior demand upon or proceeding in any way against any other persons.

(f) Effect of Transfer. No consent by Landlord to an assignment or sublease shall be deemed in any manner to be a consent to a use not permitted under
Section 1.03. Any consent by Landlord to a particular assignment or sublease shall not constitute Landlord's consent to any other or subsequent assignment or sublease, and any proposed sublease or assignment by any assignee or sublessee shall be subject to the provisions of this Section 8.01 as if it were a proposed sublease or assignment by Tenant. The prohibition against an assignment or sublease described in this Section 8.01 shall be deemed to include a prohibition against Tenant's mortgaging or otherwise encumbering its leasehold estate (but not Tenant's equipment or trade fixtures located in the Leased Premises), each of which shall be ineffective and void and shall constitute an Event of Default under this Lease unless consented to by Landlord in writing in advance.

(g) Delivery to Landlord. In any situation in which Landlord consents to an assignment or sublease hereunder, Tenant shall promptly deliver to Landlord a fully executed copy of the final sublease agreement or assignment instrument and all ancillary agreements relating thereto.

8.02 Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Building, the Land and all other property referred to herein, and in such event and upon such transfer (any such transferee to have the benefit of, and be subject to, the provisions of Section 8.03 and 8.04 hereof) no further liability or obligation shall thereafter accrue against Landlord hereunder; provided, however any such transferee shall assume in writing all of the obligations and duties of Landlord under this Lease.

8.03 Peaceful Environment. Landlord covenants that Tenant shall and may peacefully have, hold and enjoy the Leased Premises, subject to the other terms hereof, provided that Tenant pays the rental and other sums herein recited to be paid by Tenant and performs all of Tenant's covenants and agreements herein contained. It is understood and agreed that this covenant and any and all other

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
covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownership of the Landlord's interest hereunder.

8.04 Limitation of Landlord's Personal Liability. Tenant specifically agrees to look solely to Landlord's interest in the Building and the Land and to all condemnation awards and insurance proceeds relating thereto for the recovery of any judgment against Landlord, it being agreed that Landlord, its officers, directors and employees shall never be personally liable for any such judgment. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord's successors in interest, or to any suit or action (against Landlord or otherwise) in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord. Notwithstanding the foregoing, Landlord shall be personally liable for the recovery of any judgment to the extent resulting from (a) Landlord's fraud, (b) Landlord's failure to maintain insurance in effect as required hereunder or (c) Landlord's intentional misconduct.

                                      IX.

9.01 Renewal Option. (a) Tenant is hereby granted an option (the "Renewal Option") to renew the term of this Lease for a single additional period of five
(5) consecutive years ("Renewal Period"), commencing on the day immediately following the date of the expiration of the initial term of this Lease (the "Renewal Term Commencement Date"), and otherwise on the same terms and conditions in effect under this Lease immediately prior to the Renewal Period, except where otherwise so provided hereunder and except that (i) Tenant shall have no further right to extend this Lease after the expiration of such Renewal Period, (ii) the annual Base Rental rate shall be the Prevailing Rental Rate (as defined in Section 12.02(1) below) for similar space in the Building as of the Renewal Term Commencement Date, (iii) Landlord shall not be required to provide (but may do so at its option) any improvement allowance, abatement of Rent as provided with respect to the initial term of this Lease or any other inducements or allowances, (iv) Tenant shall not have the right to assign its renewal rights to any sublessee of the Leased Premises, nor may any such sublessee exercise such renewal rights, and (v) the Leased Premises will be provided in their then existing condition (on an "as is" basis) at the time the Renewal Term commences.

(b) If Tenant desires to exercise the Renewal Option, Tenant shall give written notice thereof (the "Preliminary Notice") to Landlord not more than fifteen (15) months nor less than nine (9) months prior to the expiration of the initial term of this Lease. Within thirty (30) days following its receipt of the Preliminary Notice, Landlord shall notify Tenant in writing of Landlord's good faith determination of the Prevailing Rental Rate for leases commencing as of the Renewal Term Commencement Date, and Tenant shall have an additional period of thirty (30) days after receipt of such notice to make one of the following elections by written notice (the "Final Notice") to Landlord:

(i) accept Landlord's determination of the Prevailing Rental Rate as the annual Base Rental rate during the Renewal Period and confirm Tenant's exercise of the Renewal Option; or

(ii) withdraw its exercise of the Renewal Option, in which event this Lease shall terminate and expire at the end of the initial term of this Lease; or

(iii) object to Landlord's determination of the Prevailing Rental Rate but confirm its exercise of the Renewal Option, in which event Landlord and Tenant shall each promptly appoint a Qualified Broker (as defined below). As soon as reasonably possible following their appointment, and in any event within thirty
(30) days after Tenant's election to exercise the





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
Renewal Option, the two (2) Qualified Brokers selected by Landlord and Tenant shall each make a separate determination of the Prevailing Rental Rate as of the Renewal Term Commencement Date and shall deliver a written report of their determination (including reasonable detail supporting such determination) to Landlord and Tenant. If the higher of the two Prevailing Rental Rate determinations is not more than one hundred five percent (105%) of the lower determination, then the average of the two determinations shall be the annual Base Rental rate during the Renewal Period. If the higher determination is more than one hundred five percent (105%) of the lower determination, then the two
(2) Qualified Brokers selected by Landlord and Tenant shall, within ten (10) days of such final determination, select a third Qualified Broker. If the first two (2) brokers cannot agree upon a third broker within said ten (10) day period, either Landlord or Tenant may elect to have the third broker appointed by the President of the Houston Chapter of the American Arbitration Association or its successor organization. Each party shall be responsible for the compensation, if any, of the broker appointed by it and for one-half (t) of the compensation, if any, or the third broker. As soon as reasonably possible following its appointment, the third broker shall determine which of the first two brokers' determinations most closely approximates the Prevailing Rental Rate as of the Renewal Term Commencement Date, and the determination so selected shall be the annual Base Rental rate for the Renewal Period. Landlord and Tenant hereby covenant and agree that the annual Base Rental rate determined in accordance with the foregoing procedure shall be binding upon each of them. As used herein, the term "Qualified Broker" means a real estate broker who (A) is licensed in the State of Texas, (B) has been actively and continuously engaged in the leasing of office space in the Central. Business District of Houston, Texas during the preceding five (5) year period, (C) has been the primary broker representing either party to a lease covering at least 25,000 square feet of space during the most recent three (3) year period, and (D) has not represented Landlord or Tenant during the preceding five (5) year period.

(d) If Tenant shall fail to exercise the Renewal Option (either by failing to deliver the Preliminary Notice or the Final Notice within the time periods set forth above), the Renewal Option shall terminate, and shall be null and void and of no further force and effect. Tenant's exercise of the Renewal Option shall not operate to cure any default by Tenant of any of the terms or provisions in this Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If this Lease or Tenant's right to possession of the Leased Premises shall terminate in any manner whatsoever before Tenant shall exercise the Renewal Option, then immediately upon such termination, the Renewal Option shall simultaneously terminate and become null and void.

                                       X.

10.01 Expansion Option. (a) Tenant shall have the additional option ("First Expansion Option"), by providing written notice thereof to Landlord (the "First Expansion Election Notice") at any time between the thirtieth (30th) and the thirty-sixth (36th) month of the initial term of this Lease, to include under this Lease an additional 4,000 to 6,000 square feet of Net Rentable Area on the fifteenth (15th) Floor of the Building. The amount of additional space to be included under this Lease pursuant to the First Expansion Option shall be identified by Tenant in the First Expansion Election Notice. The actual space to be included under this Lease pursuant to the First Expansion Option shall be designated by Landlord, provided, however, it shall be internally contiguous and contiguous to the then existing Leased Premises and shall have a reasonable configuration (the "First Expansion Space"). Landlord and Tenant shall then enter into an amendment to this Lease to cover such First Expansion Space on the same terms and provisions then in effect under this Lease, except as otherwise provided hereunder and except that (i) the annual Base Rental rate for the First Expansion Space shall be adjusted to reflect the Prevailing Rental Rate as of the date such First Expansion Space will


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
be made available to Tenant, (ii) Landlord shall not be required to provide (but may do so at its option and with Tenant's consent) any improvement allowance, abatement of Rent, or other incentives, inducements or allowances, (iii) Tenant shall be entitled to one additional (1) unreserved parking permit per 680 square feet of Net Rentable Area leased pursuant to such First Expansion Option, at the prevailing market rate therefore as of the addition of such First Expansion Space to the Leased Premises, and thereafter adjust in accordance with any such changes to such market charges, (iv) Tenant shall not have the right to assign its expansion rights to any sublessee of the Leased Premises, nor may any such sublessee exercise such expansion rights, and (v) the First Expansion Space will be provided in its then existing condition (on an "as is" basis; provided, however, Landlord shall remove and dispose of any Existing Asbestos located in the First Expansion Space, other than the Existing Asbestos located on the perimeter columns of the First Expansion Space). The First Expansion Space shall be made available to Tenant between the thirty-sixth (36th) and the forty-second
(42nd) month of the initial term of this Lease. Tenant's obligation to commence paying Rent on such First Expansion Space shall commence on the earliest to occur of (1) Tenant's occupancy of such First Expansion Space for the purpose of conducting business therefrom, or (2) sixty (60) days following the delivery of such First Expansion Space by Landlord to Tenant. Landlord shall, at Landlord's cost and expense, be required to make any alterations to the First Expansion Space and the Building which are required by law in order to provide such space to Tenant (i.e. corridors, access, etc.)

(b) Tenant shall have the additional option ("Second Expansion Option"), by providing written notice thereof to Landlord (the "Second Expansion Election Notice")at any time between the sixty-sixth (66th) and the seventy-second (72nd) month of the initial term of this Lease, to include under this Lease an additional 4,000 to 6,000 square feet of Net Rentable Area on the fifteenth
(15th) Floor of the Building. The amount of additional space to be included under this Lease pursuant to the Second Expansion Option shall be identified by Tenant in the Second Expansion Election Notice. The actual space to be included under this Lease pursuant to the Second Expansion Option shall be designated by Landlord, provided, however, it shall be internally contiguous and contiguous to the then existing Leased Premises and shall have a reasonable configuration (the "Second Expansion Space"). Landlord and Tenant shall then enter into an amendment to this Lease to cover such Second Expansion Space on the same terms and provisions then in effect under this Lease, except as otherwise provided hereunder and except that (i) the annual Base Rental rate for the Second Expansion Space shall be adjusted to reflect the Prevailing Rental Rate, as of the date such Second Expansion Space will be made available to Tenant (ii) Landlord shall not be required to provide (but may do so at its option and with Tenant's consent) any improvement allowance, abatement of Rent, or other incentives, inducements or allowances, (iii) Tenant shall be entitled to one additional (1) unreserved parking permit per 680 square feet of Net Rentable Area leased pursuant to such Second Expansion Option at the prevailing market rate therefore as of the addition of such Second Expansion Space to the Leased Premises, and thereafter adjust in accordance with any such changes to such market charges, (iv) Tenant shall not have the right to assign its expansion rights to any sublessee of the Leased Premises, nor may any such sublessee exercise such expansion rights, and (v) the Second Expansion Space will be provided in its then existing condition (on an "as is" basis; provided, however, Landlord shall remove and dispose of any Existing Asbestos located in the Second Expansion Space, other than the Existing Asbestos located on the perimeter columns of the Second Expansion Space). The Second Expansion Space shall be made available to Tenant between the seventy-second (72nd) and the seventy-eighth
(78th) month of the initial term of this Lease. Tenant's obligation to commence paying Rent on such Second Expansion Space shall commence on the earliest to occur of (1) Tenant's occupancy of such Second Expansion Space for the purpose of conducting business therefrom, or (2) sixty (60) days following the delivery of such Second Expansion Space by Landlord to Tenant. Landlord shall, at Landlord's cost and expense, be required to make any

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
alterations to the Second Expansion Space and the Building which are required by law in order to provide such space to Tenant (i.e. corridors, access, etc.)

(c) In the event Tenant exercises its right under either the First Expansion Option or the Second Expansion Option, but objects to Landlord's determination of the Prevailing Rental Rate, then the Prevailing Rental Rate shall be determined in accordance with the procedure set forth in Section 12.02(1) of this Lease..

(d) If Tenant exercises the Preferential Right under Section 11.01 and such exercise results in a reduction of the number of square feet of Net Rentable Area available for Tenant's First Expansion Option and Second Expansion Option then the amount of expansion space contained in the First Expansion Option and the Second Expansion Option shall be reduced to the amount of Net Rentable Area available on the fifteenth (15th) floor at the respective times such expansion options may be exercised by Tenant. In the event Tenant exercises its right under either the First Expansion Option or the Second Expansion Option and as a result of Tenant exercising its rights under the Preferential Right (as defined in Section 11.01), the remaining space on the fifteenth (15th) Floor of the Building that is not then being leased by Tenant is less than 4,000 square feet of Net Rentable Area, then the First Expansion Option or the Second Expansion Option, as the case may be, shall be revised to include all of the Net Rentable Area on the fifteenth (15th) Floor of the Building which is not then being leased by Tenant.

(e) Notwithstanding anything in this Section 10.01 to the contrary, Tenant's First Expansion Option and Second Expansion Option shall terminate if this Lease or Tenant's right to possession of the Leased Premises is terminated, or if Tenant fails to timely exercise the First Expansion Option or the Second Expansion Option; provided, however, Tenant's failure to timely exercise the First Expansion Option shall not result in a termination of the Second Expansion Option.

                                      XI.

11.01 Preferential Right. (a) During the initial term of this Lease, and during the Renewal Period as set forth in Section 9.01, and subject to the terms and conditions set forth below, Tenant shall have a continuing and recurring right of first opportunity (the "Preferential Right") to lease the remaining portion of the fifteenth (15th) floor of the Building not then included in the Leased Premises (the "Opportunity Space"), prior to the Opportunity Space being leased to a third party, in an "as is" condition (except that, Landlord shall remove and dispose of any Existing Asbestos located in the Opportunity Space, other than the Existing Asbestos located on the perimeter columns of the Opportunity Space), on the same terms and provisions then in effect under this Lease, except that (i) the annual Base Rental rate for the Opportunity Space shall be adjusted to reflect the Prevailing Rental Rate, (ii) Landlord shall not be required to provide (but may do so at its option and with Tenant's consent) any improvement allowance, abatement of Rent, or other incentives, inducements or allowances,
(iii) Tenant's parking charges for the additional parking spaces acquired with such Opportunity Space shall be adjusted to the prevailing market rate therefore as of the addition of such Opportunity Space to the Leased Premises, and thereafter adjust in accordance with any such changes to such market charges as of the addition of such Opportunity Space to the Leased Premises, and (iv) Tenant shall not have the right to assign the Preferential Right to any sublessee of the Leased Premises, nor may any such sublessee exercise the Preferential Right.

(b) Landlord shall deliver written notice (the "Availability Notice") to Tenant when Landlord enters or intends to enter serious negotiations with a third party to lease all or any portion of the Opportunity Space (and Landlord's good faith determination of whether serious negotiations have been entered or are about to be entered shall be conclusive and binding upon the parties). The Availability Notice shall include a floor plan of the subject Opportunity Space, and shall state the date that Landlord expects same to be available, Landlord's determination of the Prevailing Rental Rate for such space, and the other basic terms and conditions upon which Landlord is willing to lease such space (including, without limitation, the term, renewal and expansion options, and other preferential rights, the number of parking spaces and rates therefore, if the base rental is to be other than a "net" rate, the basis upon which Operating Expenses will be charged to the tenant, and if Tenant's right to the subject Opportunity Space will be subject to expansion or renewal rights held by other tenants). Upon request of Tenant, Landlord will provide access to the subject Opportunity Space to Tenant and its representatives during the period of time Tenant has the right to exercise its Preferential Right with respect to such space. Tenant shall have a period of fifteen, 15) days after receipt of the Availability Notice to lease the subject Opportunity Space by delivering written notice to Landlord either (i) exercising its right to lease same and accepting Landlord's determination of the Prevailing Rental Rate as the annual Base Rental rate for such space; or (ii) exercising its right to lease same but objecting to Landlord's determination of the Prevailing Rental Rate, in which event the Prevailing Rental Rate shall be determined in accordance with the procedure set forth in Section 12.02(1) of this Lease. If Tenant fails to respond to Landlord's Availability Notice within such fifteen (15) day period, Tenant shall be deemed to have elected not to lease such Opportunity Space. If Tenant exercises the right to lease the Opportunity Space, said lease shall commence on the earliest to occur of (x) Tenant's occupancy of such space for the purpose of conducting business therefrom, (y) forty-five (45) days after Landlord's delivery of such space to Tenant, or (z) the date a third party would have commenced paying Rent (based upon the same Prevailing Rental Rate) thereon had Tenant not exercised its Preference Right with respect to such space. After Tenant validly exercises the Preferential Right, the parties shall negotiate in good faith an amendment to this Lease adding the Opportunity Space and confirming the leasing of such Opportunity Space to Tenant, but an otherwise valid exercise of the Preferential Right shall be fully effective, whether or not such amendment is executed.

(c) If the Prevailing Rental Rate has not been determined as of the commencement of the lease for the Opportunity Space, Tenant shall pay, as Rent for the Opportunity Space, until the Prevailing Rental Rate is determined, the amount of Rent then in effect under this Lease on a per square foot of Net Rentable Area basis (including annual Base Rental and all other charges). If the Prevailing Rental Rate is determined to be greater than such amount, Tenant shall pay Landlord, within ten (10) days after such determination, the difference between the amount required by such determination of the Prevailing Rental Rate and the amount theretofore paid by Tenant for the Opportunity Space. If the Prevailing Rental Rate is determined to be less than such amount, Tenant shall receive a credit against the next installments of Rent due and payable hereunder in an amount equal to such overpayment.

(d) The Preferential Right shall apply only with respect to the entire Opportunity Space offered by Landlord to Tenant, and may not be exercised with respect to only a portion thereof, unless only a portion shall first become the subject of Landlord's notice concerning negotiations with another party as described above. If Tenant shall fail to exercise such Preferential Right after notice by Landlord as provided herein, Landlord may lease the portion of the Opportunity Space described in the Availability Notice, on such terms and conditions as Landlord may determine in its sole and absolute discretion, except that in no event shall the effective rental rate (taking into consideration all amounts to be paid by Tenant to Landlord thereunder, such as annual Base Rental, Additional Rental and parking charges, together with all allowances and monetary concessions (such as tenant improvement allowance and free rent) to be provided by Landlord to Tenant) in such lease be less than

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
ninety-five percent (95%) of the effective rental rate offered to Tenant in the Availability Notice, and the foregoing expansion right shall be of no further force or effect with respect to such portion of the Opportunity Space until such lease and any renewal or extension rights thereunder included in the applicable Availability Notice expire or are terminated. If Landlord does not enter into a lease of such space within six (6) months following the Availability Notice, Tenant's Preferential Rights shall apply again to such space, and Landlord shall be required to notify Tenant when Landlord enters or intends to enter serious negotiations with another party to lease such space as provided above. The Preferential Right shall be subject and subordinate to (y) the expansion, renewal or preferential rights existing as of the Effective Date granted to other tenants of the Building as described in EXHIBIT H attached hereto, or (z) any expansion or renewal rights granted to a third party in a lease of Opportunity Space that Tenant elected not to lease pursuant to this Section 11.01, provided that such rights were set forth in the applicable Availability Notice. Landlord does not guarantee that the Opportunity Space will be available on the availability date therefore described in such Availability Notice for any reason beyond Landlord's reasonable control; provided, however, that if such space is not delivered to Tenant within three (3) months after the anticipated availability date stated in the Availability Notice, Tenant shall have the right, at Tenant's sole option and as Tenant's sole and exclusive remedy, to either (i) terminate its lease of such space by written notice to Landlord at any time thereafter until possession thereof is delivered to Tenant, or (ii) accept possession of such space at such time as Landlord is able to deliver same. If Tenant elects to accept possession of such space at such time as Landlord is able to deliver same, Landlord shall use reasonable efforts to find other space in the Building to lease to Tenant during such interim on an "as is" basis and at the Prevailing Rental Rate for comparable space on a month to month basis. Tenant's exercise of such Preferential Right shall not operate to cure any default by Tenant of any of the terms or provisions in this Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If this Lease or Tenant's right to possession of the Leased Premises shall terminate in any manner whatsoever before Tenant shall exercise the right herein provided, then immediately upon such termination, the right to lease the Opportunity Space herein granted shall simultaneously terminate and become null and void.

(e) Notwithstanding anything else contained herein, Tenant shall not be entitled to exercise Tenant's Preferential Right during the last twenty-four (24) months of (i) the initial term of this Lease or (ii) the Renewal Period; provided, however, Tenant shall be entitled to exercise its Renewal Option prior to the date specified under Section 9.01, in order to allow Tenant to exercise Tenant's Preferential Right under this Section 11.01(e).

(f) In the event Tenant elects to exercise a Preferential Right and the effect of exercising such Preferential Right will result in the balance of the Net Rentable Area on the fifteenth (15th) Floor of the Building which is not then being leased by Tenant being less than 3,000 square feet of Net Rentable Area, then Tenant shall be required as a condition to exercising such Preferential Right, to include the balance of the space remaining on the fifteenth (15th) Floor of the Building in the Opportunity Space which is applicable to such Preferential Right.

                                      XII.

12.01 Notices. (a) Any notice or other communications to Landlord or Tenant required or permitted to be given under this Lease (and copies of the same to be given to the parties as below described) must be in writing and shall be effectively given if delivered to the addresses for Landlord and Tenant set forth below, or if sent by United States mail, certified or registered, return receipt requested, to said addresses:

The address for Landlord is:

Texas Commerce Bank National Association
11 TCB S 89
712 Main Street
Houston, Texas 77002
Attn: Corporate Real Estate Department

The address for Tenant prior to the Commencement Date is:

Howell Corporation
1010 Lamar Suite 1800
Houston, Texas 77002
Attn: Paul W. Funkhouser


The address for Tenant after the Commencement Date shall be the Leased Premises.

(b) Any notice mailed shall be deemed to have been given on the regular business day next following the date of deposit of such item in a depository of the United States Postal Service in Houston, Texas. Notice effected other than by mail shall be deemed to have been given at the time of actual delivery. Either party shall have the right to change its address to which notices shall thereafter be sent by giving the other written notice thereof. Additionally, Tenant shall send copies of all notices required or permitted to be given to Landlord to each lessor under any ground or land lease covering all or part of the Land and each holder of a mortgage or deed of trust encumbering the Building and/or the Land who notifies Tenant in writing of its interest and the address to which notices are to be sent.

12.02 Miscellaneous. (a) This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord, and shall be binding upon and inure to the benefit of Tenant, its successors, and, to the extent provided hereunder, Tenant's assigns. The pronouns of any gender shall include the other genders, and either the singular or the plural shall include the other.

(b) All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law; and this Lease is declared to be a Texas contract, and all of the terms thereof shall be construed according to the laws of the State of Texas.

(c) This Lease may not be altered, changed or amended, except by an instrument in writing executed by all parties hereto. Further, the terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party is the "Landlord" or the "Tenant" hereunder or such party or its counsel is the draftsman of this Lease.

(d) The terms and provisions of all Exhibits described herein and attached hereto are hereby made a part hereof for all purposes. This Lease constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior correspondence, memoranda, agreements or understandings (written or oral) with respect hereto are merged into and superseded by this Lease.

(e) If Tenant is a corporation, partnership or other entity, Tenant warrants and represents that (i) Tenant is a duly organized and existing legal entity, authorized to do business in and in good standing with the State of Texas, (ii) Tenant has full right and authority to execute, deliver and perform this Lease and all consents or approvals required of third parties (including but not limited to its Board of Directors or partners) for the execution, delivery and performance of this Lease have been obtained, (iii) the person executing this Lease on behalf of Tenant is authorized to do so and
(iv) upon request by Landlord, such person shall deliver to Landlord satisfactory evidence of his/her authority to so execute this Lease on behalf of Tenant.

(f) Landlord warrants and represents that (i) Landlord is a duly organized and existing legal entity, authorized to do business in and in good standing with the State of Texas, (ii) Landlord has full right and authority to execute, deliver and perform this Lease and all consents or approvals required of third parties for the execution, delivery and performance of this Lease have been obtained and, (iii) the person executing this Lease on behalf of Landlord is authorized to do so.

(g) Tenant shall have no right, and Tenant hereby waives and relinquishes all rights which Tenant may otherwise have, to claim any nature of lien against the Building or to withhold, deduct from or offset against any rental or other sums to be paid to Landlord by Tenant hereunder or in connection herewith, except as otherwise provided herein.

(h) Time is of the essence in the payment and performance of Tenant's obligations, and the exercise of his rights, under this Lease.

(i) If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

(j) Landlord agrees to pay to Trione & Gordon ("Landlord's Broker") a real estate brokerage commission as set forth in a separate listing agreement between Landlord and Landlord's Broker and Landlord agrees to pay Montgomery, Conine & Robinson and McDade, Smith & Co. (collectively, "Tenant's Broker") a real estate brokerage commission as set forth in a separate commission agreement between Landlord and Tenant's Broker. Landlord and Tenant hereby represent and warrant each to the other that they have not employed any other agents, brokers or other such parties in connection with this Lease, and each agrees that they shall hold the other harmless from and against any and all claims of all other agents, brokers or other such parties claiming by, through or under the respective indemnifying party.

(k) Parking permits shall be provided to Tenant during the term of this Lease in accordance with the terms of EXHIBIT E attached hereto and made a part hereof for all purposes.

(l) The term "Prevailing Rental Rate" as used herein shall mean the rate (determined in the same manner as the annual Base Rental Rate is calculated for this Lease) charged to non-renewing/non-extending tenants for space of comparable size, location and condition, and for a comparable term, in comparable, high-rise office buildings located in the Central Business District of Houston, Texas, under new leases entered into within the twelve (12) months immediately preceding the date Landlord first receives notice of Tenant's interest in exercising (i) the Renewal Option under Section 9.01, (ii) the First Expansion Option or the Second Expansion Option under Section 10.01, or (iii) a Preferential Right under Section 11.01 (as may be applicable), for lease terms commencing on the date that the Prevailing Rental Rate in question is to become effective (or if there have been an insufficient number of new leases entered into within such twelve (12) month period to make a meaningful determination of the Prevailing Rental Rate, then within such longer period of time prior to such date as shall reasonably be necessary to make such determination). In determining the

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
Prevailing Rental Rate, consideration shall be given to the location, quality and age of each building (including the Building), use of the space in question, location and/or floor level within each building, definition of "rentable" area, leasehold improvements or improvement allowances to be provided, abatements (including with respect to base rental, Operating Expenses and taxes, and parking charges), lease takeovers/assumptions, moving/relocation allowances, space planning allowances, refurbishment and repainting allowances and other concessions, extent of services provided or to be provided, distinction between "gross" and "net" lease, base year or dollar amount for escalation purposes (inclusive of operating costs, management fees and ad valorem/real estate taxes), and other adjustments (including by way of indexes) to base rental, leasing or brokerage commissions, credit standing and financial stature of the tenant, term or length of lease, and the time the particular rental rate under consideration was agreed upon and became or is to become effective, or any other relevant term or condition contained in comparable lease transactions.

(m) A non-exclusive license to locate a satellite dish on the roof of the Building shall be provided to Tenant during the term of this Lease in accordance with the terms of EXHIBIT I attached hereto and made a part hereof for all purposes.

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
IN TESTIMONY WHEREOF, the parties hereof have executed this Lease on the respective dates set forth beside the signature block for each such party, to be effective as of the Effective Date.


LANDLORD:

TEXAS COMMERCE BANK
NATIONAL ASSOCIATION
a national banking association

By: /s/ David Senior
     ---------------------------------------------
     David Senior, Senior Vice President
Date: 12/16/93

TENANT:
HOWELL CORPORATION
By: /s/ Paul W. Funkhouser
     ------------------------------------------
      Paul W. Funkhouser, President
Date: 12/13/93

EXHIBIT B


CONSTRUCTION OF INITIAL LEASEHOLD IMPROVEMENTS



Landlord shall cause the Initial Leasehold Improvements to be constructed in the Office Space in accordance with this EXHIBIT B. The "Initial Leasehold Improvements" consist of all improvements and tenant finish desired by Tenant in the Office Space.



ARTICLE I

Design of the Initial Leasehold Improvement

1.1 Design Professionals. All plans and specifications relating to the Initial Leasehold Improvements shall be prepared by architects and engineers selected and employed by Tenant and approved by Landlord. Tenant may employ other consultants of its selection to assist with the design and construction of the Initial Leasehold Improvements, Tenant's architects, engineers, and other consultants shall be afforded access to all work in progress at the Building or in the Leased Premises. Landlord has approved Kirskey-Meyer Architects as Tenant's design professionals.

1.2 Approval of Space Plans. Landlord and Tenant have approved the plans and
    -------------------------
specifications identified on EXHIBIT B-1 attached hereto (the" Approved Space
                                                         ---------------------
Plans").
---------

1.3 Approval of Construction Documents. Landlord and Tenant have approved the detailed architectural, structural, mechanical, electrical and plumbing working drawings identified on EXHIBIT B-2 attached hereto (the" Approved Construction Documents").


1.4 Information and Approval Standards. Within three (3) days after any written request submitted from time to time by Tenant or its architects, engineers, or other consultants, Landlord shall furnish any plans, specifications, drawings, samples, or other materials or information within Landlord's possession reasonably related to the design and construction of the Initial Leasehold Improvements.

Tenant acknowledges, however, that Landlord's approval of the Approved Construction Documents shall in no manner indicate that Landlord believes the Approved Construction Documents are in compliance with applicable codes, law and regulations.

1.5 Base Building. Landlord shall be responsible for the costs to rectify any failure of the base Building (including without limitation, the bathrooms on the 15th and 16th floors of the building systems (including elevators and elevator buttons) or "shell,". Portions of the Leased Premises (as opposed to the Initial Leasehold Improvements, either those existing or to be installed by Landlord) to comply with applicable governmental laws, regulations, codes and ordinances in effect on the Effective Date. Landlord represents and warrants that there are no restrictions affecting the Building which are applicable to the construction and installation of the Initial Leasehold Improvements.

ARTICLE II

Construction

2.1 Employment of Contractors. The Landlord will enter into a contract agreement with an unaffiliated third-party contractor, for the construction of the Initial Leasehold Improvements in accordance with the Approved Construction Documents. Landlord shall be solely responsible for all payments and other liabilities or obligations to, and any liens or claims asserted by, contractors or other persons employed by Landlord in connection with the Initial Leasehold Improvements.

2.2 Selection of Contractors. Intentionally Deleted.
    --------------------------

2.3 Construction Contract(s). Construction of the Initial Leasehold Improvements shall be accomplished by Landlord in accordance with the Approved Construction Documents under the terms of a single Construction Contract (herein so-called). Landlord shall provide Tenant a copy of the Construction Contract not less than ten (10) days prior to the scheduled commencement of construction. The Construction Contract shall:

(a) Provide for a guaranteed maximum cost for the entire cost of the work.

(b) Separately state and account for the costs and any associated fee for the modifications to the Base Building, Base Building systems and "shell" portions of the Leased Premises, which costs and fees shall be the responsibility of Landlord pursuant to Section 1.5 above and shall not be part of Ten ant's Construction Costs.


(c) Require insurance coverage in amounts and types mutually and reasonably acceptable to Landlord and Tenant.


(d) Provide that both Landlord and Tenant shall have the right to disapprove the employment of any subcontractor.


(e) Provide for a schedule and sequence of construction activities and completion reasonably acceptable to Tenant.

(f) Otherwise be in a form mutually and reasonably acceptable to Landlord and Tenant including warranties of construction in a good and workmanlike manner that shall survive the Leasehold Improvement Deemed Completion Date for not less than one (1) year.

(g) Not be amended without tenant's prior written consent.

(h) Separately state and account for the cost and any associated fees relating to the removal and disposal of the asbestos containing materials in the Leased Premises, such cost and expense to be paid by Landlord and shall not be deemed part of Tenant's Construction Costs (as hereinafter defined).

ARTICLE III Completion

3.1 Completion Date. The "Completion Date" means, for any part of the Leased Premises, the date on which Tenant's architect issues a certificate of Substantial Completion for all Initial Leasehold Improvements in the applicable part of the Leased Premises in compliance with the following procedures and standards:


(a) When Landlord believes that the Initial Leasehold Improvements in the applicable part of the Leased Premises have been substantially completed in accordance with the Approved Construction Documents, Landlord, Tenant, and Tenant's architect shall walk through and inspect the Initial Leasehold Improvements in the applicable part of the Leased Premises.

(b) The Initial Leasehold Improvements in the applicable part of the Leased Premises shall be considered substantially completed if they conform to the Approved Construction Documents and are capable of being occupied for their intended purpose exclusive of touch-up, minor finish, and similar so-called "punch-list" items that do not unreasonably interfere with occupancy or Tenant's business activities. The "Punch-list" items shall be completed within sixty (60) days of the Completion Date.


(c) Tenant's architect shall attach to each certificate of Substantial Completion a list of all punch-list items needed to achieve final completion. Landlord shall complete all punch-list items identified in any Substantial Completion certificate as soon as possible.

(d) If Landlord and Tenant disagree as to any particular matters of architectural judgment, and such dispute cannot be resolved by Landlord's and Tenant's respective architects, then the issue shall be submitted to an independent architect selected by Landlord's and Tenant's respective architects for resolution, and the determination of such independent architect shall be binding on both parties.

3.2 Leasehold Improvements Deemed Completion Date. The "Leasehold Improvements Deemed Completion Date" of this Lease shall be the date on which each of the following conditions have been satisfied, less the total number of days of Tenant Delay (as hereinafter defined);

(a) The Completion Date has occurred for all parts of the Leased Premises;
and

(b) Landlord has delivered to Tenant a certificate of occupancy for all parts of the Leased Premises issued by the city or other appropriate government jurisdiction in which the Project is located.

3.3 Early Occupancy. Tenant may take early occupancy of all or a portion of
    -----------------
the Leased Premises if permitted under applicable law once the Completion Date has occurred.

ARTICLE IV

Schedule & Delays

4.1 Completion Schedule. Landlord shall use its diligent efforts to cause the
    ---------------------
Leased Premises to be Substantially Complete no later than March 15,1994, subject to Tenant Delay.

4.2 Tenant Delays. "Tenant Delay" means any of the following:
    ------------------------------

(a) Delays in obtaining any building permits or certificates of occupancy attributable to errors or omissions by Tenant's architects or engineers.

(b) Delays resulting from change orders (authorized by Tenant) to the Approved

Construction Documents or the Construction Contract executed in accordance with the provisions of this EXHIBIT B.


(c) Delays attributable to the nonavailability or excess procurement time for specifically fabricated materials or equipment specifically identified by Landlord as having the potential to cause a Tenant Delay in the Approved Construction Documents or as part of the bidding process for the Construction Contract.

(d) Any other delay in the completion of the Initial Leasehold Improvements caused by Tenant, its employees, contractors or agents (including, without limitation, Tenant's design professionals) .

Any Tenant Delay must be claimed by written notice to Tenant within ten (10) days after the beginning of the circumstances that constitutes a Tenant Delay. Failure to deliver the written notice within the required time waives the particular Tenant Delay. Notwithstanding the above, subsections (a) through (d) of this Section 4.2 shall only be considered Tenant Delays to the extent such items actually delay the Leasehold Improvements Completion Date and such delay is not attributable to a delay resulting from Landlord's actions or omissions.


4.3 Extension of Abatement Period. In the event the Leasehold Improvements Deemed Completion Date has not occurred on or before April 15, 1994 (subject to extension for Tenant Delays) for any reason, Landlord shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof; provided, however, the Abatement Period shall be extended an additional day for each day after April 15, 1994 (subject to extension for Tenant Delays) until the Leasehold Improvements Deemed Completion Date has occurred.

ARTICLE V

Costs & Allowances

5.1 Tenant's Construction Cost. "Tenant's Construction Costs" means the total amount actually paid by Landlord under the Construction Contract(s) for the Initial Leasehold Improvements, including labor, material, and fees, and as increased or decreased pursuant to any change order executed by Landlord and Tenant in accordance with the provisions of this EXHIBIT B.

5.2 Construction Administration Fee. Intentionally Deleted.
    ---------------------------------

5.3 Allowances.


(a) Tenant shall receive an allowance (the "Architectural Allowance") in an amount up to Sixty-Eight Thousand Two Hundred Ninety and 50/100 ($68,290.50) to defer the cost and expense of the preparation of the Approved Space Plan and the Approved Drawings, bid supervision and construction coordination (collectively, the "Architectural Expenses").


(b) Tenant shall receive an allowance (the "Moving: Allowance") in an amount up to Sixty-Eight Thousand Two Hundred Ninety and 50/100 ($68,290.50) to defer the reasonable costs and expenses incurred by Tenant owing to third parties in connection with the moving and relocating of Tenant's business operations to the Building (the "Moving: Expenses"). Landlord shall make disbursements of the Moving Allowance to Tenant from time to time within twenty (20) days after delivery of a written statement from Tenant indicating any amounts owed by Tenant for which Tenant is entitled to payment from the Moving Allowance, together with such bills, invoices and such other supporting documentation as Landlord may reasonably request.

(c) Tenant shall receive an allowance (the "Improvement Allowance") in an amount up to One Million Forty-Seven Thousand One Hundred Twenty-One and No/100 Dollars ($1,047,121.00) to be applied to the payment and/or reimbursement of the Tenant's Construction Costs. Landlord shall maintain and make available to Tenant accurate records of any and all disbursements of the Improvement Allowance for payment of Ten ant's Construction Costs, along with draw requests signed by the contractor(s) and other bills or invoices.

5.4 Final Accounting of Allowances. Within thirty (30) days after the Commencement Date, Landlord shall furnish Tenant a final accounting of the disbursement of the Architectural Allowance, the Moving Allowance and the Improvement Allowance (collectively, the "Allowances"). If the aggregate amount of the cost and expense of the Architectural Expenses, the Moving Expenses and the Tenant's Construction Costs which are paid by Landlord are greater than the aggregate total of the Allowances, then the excess shall be paid to Landlord in cash by Tenant in a single installment within twenty (20) days after receipt of the final accounting. Notwithstanding anything else contained herein, Landlord shall not be required to reimburse Tenant for any Architectural Expenses and Moving Expenses which exceed in the aggregate $ 4.00 per square foot of Net Rentable Area " in the Office Space. In the event any of the Allowances are not fully advanced by Landlord, Tenant shall be entitled to a credit against the next Rent payable under this Lease equal to one-half (1/2) of the unadvanced portion of the Allowances.



ARTICLE VI


Other Provisions

6.1 Changes. Tenant may make changes in the Approved Construction Documents or the Construction Contract(s) only if Tenant signs a change order requesting the change, and then only if the change is consistent with applicable codes and laws and does not materially impact the mechanical, electrical, plumbing or structural components of the Building. Landlord may require changes in the Approved Construction Documents or Construction Contract(s) only if necessary to comply with applicable building codes and other laws, and then only if Landlord and Tenant sign a change order. The terms "Approved Construction Documents" and "Construction Contract" shall be deemed to include only changes authorized by a change order signed by Landlord and Tenant in accordance with this Section.

6.2 Warranty. TENANT ACKNOWLEDGES THAT THE INITIAL LEASEHOLD IMPROVEMENTS WILL BE CONSTRUCTED BY A CONTRACTOR UNAFFILIATED WITH LANDLORD AND THAT ACCORDINGLY, EXCEPT AS OTHERWISE SET FORTH IN THIS LEASE, LANDLORD HAS MADE AND WILL MAKE NO WARRANTIES TO TENANT AS TO THE QUALITY OF CONSTRUCTION OF THE INITIAL LEASEHOLD IMPROVEMENTS OR OF THE CONDITION OF THE INITIAL LEASEHOLD IMPROVEMENTS UPON COMPLETION THEREOF, EITHER EXPRESS OR IMPLIED, AND THAT LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE LEASED PREMISES ARE OR WILL BE SUITABLE FOR TENANT'S INTENDED COMMERCIAL PURPOSE, Landlord agrees, however, that if any defect in the Initial Leasehold Improvements is discovered, Landlord will diligently pursue and seek to enforce any warranties and/or to pursue any other liability of the General Contractor, any subcontractor which performed defective work or supplied or installed defective materials, the manufacturer of any defective materials incorporated therein, and any other person or entity which provided defective labor, material or professional services in connection with the Initial Leasehold ~ Improvements; provided, however, that in no event shall Landlord be obligated to institute any litigation or other legal process in connection therewith. If for any reason Tenant is dissatisfied with Landlord's efforts to enforce any such warranties or liabilities, or if Landlord determines that Landlord has exhausted its obligation to pursue such claims without obtaining a rectification of the defect, then upon Tenant's request Landlord will assign to Tenant any and all warranties and causes of action for such defective labor, materials or professional services; provided, however, that all such warranties and causes of action shall automatically revert to Landlord upon the expiration or earlier termination of this Lease.

6.3 Authorized Construction Representative. Tenant and Landlord shall furnish the other party with a written list of such party's authorized construction representative for the Initial Leasehold Improvements. Only the authorized construction representative so designated is authorized to sign any change order, disbursement request for any Allowance, receipt, or other document on behalf of such party related to the Initial Leasehold Improvements, and without the signature of such an authorized construction representative, no such document shall be binding upon the respective party. Each party may from time to time change its authorized construction representative by giving the other party written notice of the addition or change. Tenant's initial designated representatives are Allyn Skelton and Ric Robinson. Landlord's initial designated representative is Mark Russell.

EXHIBIT B-1

APPROVED SPACE PLANS





Space Plans for the Fifteenth (15th) Floor, dated November 3, 1993, prepared by Kirskey-Meyer Architects, Job No. 93127.


Space Plans for the Sixteenth (16th) Floor, dated November 5, 1993, prepared by Kirskey-Meyer Architects, Job No. 93127.

EXHIBIT B-2

APPROVED CONSTRUCTION DOCUMENTS




Drawings issued for Permit and Price, dated November 22, 1993, prepared by Kirskey-Meyer Architects.

Bid Instructions, prepared by Kirskey-Meyer Architects, along with Addendum I, Addendum II, Addendum III, and Addendum IV .

EXHIBIT C


JANITORIAL SPECIFICATIONS


A. OFFICE AREAS
   -------------

1. Empty, clean and damp dust all waste receptacles and remove waste paper and rubbish from the Leased Premises nightly; wash receptacles as necessary.

2. Empty and clean all ash trays, screen all sand urns nightly and supply and replace sand as necessary.

3. Vacuum all rugs and carpeted areas in offices, lobbies and corridors nightly.

4. Hand dust and wipe clean with damp or treated cloth all office furniture, files, fixtures, paneling, window sills and all other horizontal surfaces nightly; wash window sills when necessary. Only those portions of desks and other furniture that are reasonably cleared of all items by Tenant shall be eligible hereunder.

5. Damp wipe and polish all glass furniture tops nightly. Only those portions of furniture that are reasonably cleared of all items by Tenant shall be eligible hereunder.

6. Remove all finger marks and smudges from all vertical surfaces, including doors, door frames around light switches, private entrance glass and partitions nightly.

7. Wash clean all water coolers nightly.

8. Sweep all private stairways nightly, vacuum if carpeted.

9. Police all stairwells throughout the entire Building daily and keep in clean condition.

10. Damp mop spillage in office and public areas as required.

11. Damp dust all telephones as necessary.

B. WASH ROOMS
   -----------

1. Mop, rinse and dry floors nightly. 2. Scrub floors as necessary.

3. Clean all mirrors, bright work and enameled surfaces nightly.

4. Wash and disinfect all basins, urinals and bowls nightly, using non-abrasive cleaners to remove stains and clean undersides of rims of urinals and bowls.

5. Wash both sides of all toilet seats with soap and water and disinfectant nightly.

6. Damp wipe nightly, wash with disinfectant when necessary, all partitions, tile walls and outside surface of all dispensers and receptacles.

7. Empty and sanitize all receptacles and sanitary disposals nightly; thoroughly clean and wash at least once per week.

8. Fill toilet tissue, soap, towel, and sanitary napkin dispensers nightly.

9. Clean flushometers, piping, toilet seat hinges and other metal work nightly.

10. Wash and polish all walls, partitions, tile walls and enamel surfaces from trim to floor monthly.

11. Vacuum all louvers, ventilating grilles and dust light fixtures monthly.

NOTE: It is the intention to keep the wash rooms thoroughly cleaned and not to use a disinfectant or deodorant to kill odor. If a disinfectant is necessary an odorless product will be used.

C. FLOORS
   -------

1. Ceramic tile, marble and terrazzo floors to be swept and buffed nightly and washed or scrubbed as necessary.

2. Asphalt, vinyl, rubber or other composition floors and bases to be swept nightly using dust down preparation; such floors in public areas on multiple tenancy floors to be waxed and buffed monthly.

3. Tile floors in office areas will be waxed and buffed monthly. 4. All floors stripped and rewaxed as necessary.

5. All carpeted areas and rugs to be vacuum cleaned nightly.

6. Carpet shampooing will be performed at Tenant's request and billed to Tenant. 7. Carpets will be spot cleaned on a nightly basis.

D. GLASS
   ------

1. Clean glass entrance doors and adjacent glass panels nightly.

E. HIGH DUSTING (Quarterly)
   -------------------------

1. Dust and wipe clean all closet shelving when empty and carpet sweep or dry mop all floors in closets if such are empty.

2. Dust all picture frames, charts, graphs and similar wall hangings.

3. Dust clean all vertical surfaces such as walls, partitions, doors, door bucks and other surfaces above shoulder height.

4. Damp dust all ceiling air conditioning diffusers, wall grilles, registers and other ventilating louvers.

5. Dust the exterior surfaces of lighting fixtures, including glass and plastic enclosures.

F. DAY SERVICE
   -----------

1. At least once, but not more that twice during the day, check men's washrooms for soap, towels and toilet tissue replacements.

2. At least once, but not more than twice during the day, check ladies' washrooms for soap, towels and toilet tissue and sanitary napkin replacements.

3. As needed, vacuuming of elevator cabs will be performed.

4. There will be a constant surveillance of public areas to insure cleanliness.

G. GENERAL
  --------

1. Wipe all interior metal window frames, mullions, and other unpainted interior metal surfaces of the perimeter walls of the building each time the interior of the windows is washed.

2. Keep slopsink rooms in a clean, neat and orderly condition at all times.

3. Wipe clean and polish all metal hardware fixtures and other bright work nightly.

4. Dust and/or wash all directory boards as required, remove fingerprints and smudges nightly.
5. Maintain building lobby, corridors and other public areas in a clean condition.
CLEANING SPECIFICATIONS
PRIMARY ITEM              ACHIEVEMENT               FREQUENCY
------------              -----------               ---------
A. ENTRANCE
   --------
Steps & Foyer             Police & Sweep            5 x week
Door Glass & Frames       Clean                     5 x week

B. PUBLIC AREAS
   ------------
Floors -carpet            Vacuum & spot clean       5 x week
Floors -composition       Dust Sweep & spot mop     5 x week
Furnishings               Dust                      5 x week
Ash trays .               Empty & damp wipe         5 x week
Drinking fountain         Clean & disinfect         5 x week
Walls, doors, frames      Spot clean                5 x week
Telephones                Damp wipe                 5 x week
Stairs                    Police                    5 x week
Janitor closets           Keep clean                5 x week
Stairs                    Sweep                     1 x week
Metal plates & knobs      Polish                    1 x week
Ledges, sills, rails      Dust                      1 x week
Stairs, all               Dust mop & spot mop       1 x month
Light fixtures            Dust or vacuum            1 x month
Walls                     Lambs wool dust           1 x quarter
Window coverings          Dust or vacuum            1 x quarter

C. WORK AREAS (General & private offices, conferences & sales rooms)
   -----------

Floors-carpet
      Traffic lanes       Vacuum                    5 x week
      All areas           Vacuum                    1 x week
Trash receptacles         Empty & clean             5 x week
Floors -composition       Dust sweep & spot mop     5 x week
Trash .....               Collect                   5 x week
Ash trays .               Empty & damp wipe         5 x week
Telephones                Damp wipe                 5 x week
Furnishings-horizontal    Dust                      5 x week
Glass desk tops           Wash & Dry polish         5 x week

Glass partitions          Spot clean                1 x week
Doors & frames            Dust & spot wash          1 x week
Walls & switchplates      Spot clean                1 x week

Furnishings-vertical      Dust                      1 x month
Low ledge & sills         Dust                      1 x month
High ledges & grills      Dust                      1 x 2 months
Glass partitions          Wash                      1 x 2 months
Light fixtures
      -exterior surfaces  Dust or vacuum            1 x quarter

D. RESTROOMS
   ----------
Floors ....               Mop & disinfect           5 x week
Receptacles               Empty & disinfect         5 x week
Fixtures ..               Scour & disinfect         5 x week
Dispensers                Refill & clean            5 x week
Mirrors ...               Wash & dry polish         5 x week
Bright ....               Metal Clean & polish      5 x week

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
Walls, dividers, doors    Spot clean or wash        5 x week
Furnishings               Dust or vacuum            5 x week
Vents, lights             Dust or vacuum            1 x week
Floors ....               Machine scrub             as needed

E. FLOOR MAINTENANCE PROFILE -Top quality, anti-slip floor materials and
   --------------------------
finishes will be used. Programmed floor care is:

Lobbies & halls           Polish                    As needed
Lunchrooms & lounges      Polish                    1 x month
Offices                   Polish                    1 x month

F. This schedule shall only apply to those features listed on the schedule which are included in the Leased Premises and the common areas of the floor on which the Leased Premises are located; this is not a list or itemization of the features to be included or installed therein.

G. Landlord reserves the right to amend, modify or temporarily suspend any of the Janitorial Specifications set forth herein as in its good faith judgment shall from time to time be required for the care and cleanliness of the Building and the operation thereof, and for the comfort of the tenants and their agents, employees and invitees.

EXHIBIT D




BUILDING RULES AND REGULATIONS


1. Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be used for the disposal of trash, be obstructed by tenants, or be used by tenants for any purpose other than entrance to and exit from the leased premises and for going from one part of the Building to another part of the Building.

2. Plumbing fixtures shall be used only for the purposes for which they are designed, and no sweepings, rubbish, rags or other unsuitable materials shall be disposed into them. Damage resulting to any such fixtures from misuse by a tenant shall be the liability of said tenant.

3. Signs, advertisements, or notices visible in or from public corridors or from outside the Building shall be subject to Landlord's prior written approval.

4. Movement in or out of the Building of furniture, office equipment, or any other bulky or heavy materials shall be restricted to such hours as Landlord designates. Landlord will determine the method and routing of said items so as to ensure the safety of all persons and property concerned. Advance written notice of intent to move such items must be made to the Building management office.

5. All routine deliveries to a tenant's leased premises during 8:00 a.m. to 5:00 p.m. weekdays shall be made through the freight elevators. Passenger elevators are to be used only for the movement of persons, unless an exception is approved by the Building management office.

6. Building management shall have the authority to prescribe the weight and manner that heavy furniture and equipment are positioned.

7. Corridor doors, when not in use, shall be kept closed.

8. Tenant space that is visible from public areas must be kept neat and clean.

9. All freight elevator lobbies are to be kept neat and clean. The disposal of trash or storage of materials in these areas is prohibited.

10. No animals shall be brought into or kept in, on or about the Building.

11. Tenant shall not tamper with or attempt to adjust temperature control thermostats in the leased premises. Landlord shall adjust thermostats as required to maintain the Building standard temperature. Landlord requests that all window blinds remain down and tilted at a 45 degree angle toward the street to help maintain comfortable room temperatures and conserve energy.

12. Tenant will comply with all security procedures during business hours and after hours and on weekends.

13. Tenants shall lock all office doors leading to public corridors.

14. All requests for overtime air conditioning or heating must be submitted in writing to the Building management office by 2:00 p.m. on the day desired for weekday requests, by 2:00 p.m. Friday for weekend requests and by 2:00 p.m. on the preceding business day for Holiday requests.

15. No flammable or explosive fluids or materials shall be kept or used within the Building except in areas approved by Landlord, and Tenant shall comply with all applicable building and fire codes relating thereto.

16. Tenant may not place any items on the balconies of the Building without obtaining Landlord's prior written consent.

17. In accordance with City of Houston ordinance, smoking is prohibited in all Common Areas of the Building, including, without limitation, elevators, lobbies, restrooms, hallways and stairwells.

Landlord reserves the right to rescind any of these rules and regulations and to make such other and further rules and regulations as in its reasonable judgment shall, from time to time, be required for the safety. protection, care and cleanliness of the Building, and the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees. Such rules and regulations, when made and written notice thereof is given to a tenant, shall be binding upon it in like manner as if originally herein prescribed.

EXHIBIT E


PARKING


Landlord hereby agrees to make available to Tenant and Tenant hereby agrees to pay for and take, during the full term of this Lease sixty-five (65) permits to park one (1) automobile each (hereinafter collectively called the "Initial Parking Permits") in the parking garage located in the Building (hereinafter called the "Garage"), three (3) of which shall be assigned and reserved parking spaces (the "Reserved Permits") and sixty-two (62) of which shall be unassigned and unreserved parking spaces (the "Unreserved Permits"), upon the following terms and conditions:

(1) Tenant shall pay as rental for the Parking Permits (defined hereinbelow) the rates charged from time to time by the operator of the Garage, which rate shall be comparable to the rates of other parking facilities which are (a) connected to or (b) directly accessible by tunnel or skywalk, to a comparable, high-rise office buildings located in the Central Business District of Houston, Texas,. The initial monthly rate for each of the Parking Permits shall be as follows:
Ninety-Six and N 0/100 Dollars ($96.00) for each of the Unreserved Permits and One Hundred Twenty and No/100 Dollars ($120.00) for each of the Reserved Permits. Said rentals shall be due and payable to Landlord on the first day of each-calendar month during the term of this Lease, and the failure of Tenant to timely pay the same shall constitute a default by Tenant under this Lease.

(2) Tenant may from time to time during the term of this Lease elect to cancel an aggregate total of fifteen (15) of the Initial Parking Permits by giving written notice thereof to Landlord. Any such election by Tenant shall be effective as of the first day of the first full calendar month following the expiration of sixty (60) days after the date such notice is given.

(3) In the event Tenant shall desire to lease additional parking permits (hereinafter called "Additional Parking Permits") for unassigned and unreserved spaces in the Garage, Tenant shall notify Landlord in writing of Tenant's desire to do so. Following Landlord's receipt of such written notice Landlord shall make available to Tenant such number of Additional Parking Permits as Landlord deems reasonable, if same are available; provided, however, to the extent Tenant has cancelled any of the Initial Parking Permits pursuant to paragraph (2) above, Landlord shall cancel any month-to-month contract parking permits with parties that are not tenants in the Building in order to make available to Tenant an equal number of Additional Parking Permits for the duration of the term of this Lease. All other Additional Parking Permits shall be made available to Tenant on a month-to-month basis only. Landlord hereby agrees that Tenant may at any time and from time to time during the term of this Lease elect to discontinue leasing or taking any or all of the Additional Parking Permits (but not the Initial Parking Permits, except as set forth in paragraph (2) above) by giving written notice thereof to Landlord. Tenant hereby agrees that Landlord may at any time and from time to time during the term of this Lease elect to cancel any or all of the Additional Parking Permits (but not the Initial Parking Permits, except as set forth in paragraph (2) above or any replacements thereof) by giving written notice thereof to Tenant. Any such election by Tenant or Landlord, as the case may be, shall be effective as of the first day of the first full calendar month following the expiration of thirty (30) days after the date such notice is given (the Initial Parking Permits and the Additional Parking Permits being hereinafter collectively called the "Parking: Permits").

(4) In the event the parking spaces covered by the Initial Parking Permits are not available or become unavailable to Tenant during any portion of the term of this Lease, then

Landlord shall make available to Tenant sufficient parking spaces (but not to exceed the umber of spaces previously made available to Tenant) to meet Tenant's needs located reasonably near the Building until the parking spaces covered by the Initial Parking Permits re again made available to Tenant, said substitute spaces to be at a rental rate not to exceed tie rate then being charged by the operator of the Garage. Landlord shall use good faith efforts ) insure that the parking spaces covered by the Initial Parking Permits are available to Tenant throughout the term of this Lease."

 (5) Landlord, at its discretion, shall have the right from time to time and upon written notice to Tenant to designate the area(s) in the Garage within which unassigned vehicles may be parked.

(6) The parking spaces in the Garage pertaining to Tenant's Reserved Permits shall be the spaces indicated on EXHIBIT E-l attached hereto. Landlord shall not redesignate the location of Tenant's Reserved Permits without obtaining Tenant's prior written consent.

(7) If the term of this Lease commences on other than the first day of a calendar month r terminates on other than the last day of a calendar month, then rentals for Parking Permits hall be prorated on a daily basis.

(8) Landlord shall be required to provide not less than twenty-five (25) parking spaces 1 the Garage for visitors to the Building in an area designated by Landlord. Landlord, at its discretion, shall have the right from time to time to relocate the visitor parking spaces in the garage as it deems necessary. Landlord reserves the right to charge and collect a fee for parking in the visitor parking area in an amount determined by the operator of the Garage to be appropriate; provided that, Landlord agrees to allow Tenant to validate the parking ticket of tenant's visitors with a stamp or other means approved in advance by Landlord, and to bill tenant for the parking charges so validated by Tenant on a monthly basis. Said visitor parking barges shall be due and payable to Landlord as additional Rent within fifteen (15) days after tenant's receipt of such statement. Alternatively, Landlord may establish a parking validation program whereby tenants may, at their option, purchase prepaid parking validation stickers or other means of identification for specific increments of visitor parking charges, which the tenants may then distribute to their visitors and invitees to be submitted to the Garage attendant as payment for the applicable increment of visitor parking charge. Tenant acknowledges and agrees that the actual use of any such validation system by Tenant's employees and visitors shall be subject to Tenant's sole control, and that Landlord shall have he right to bill Tenant, and Tenant shall be obligated to pay, for any properly validated tickets, whether or not internally authorized by Tenant.

(9) Upon the occurrence of an Event of Default under this Lease, Landlord shall have the right (in addition to all other rights, remedies and recourse hereunder and at law) to suspend any or all of the Parking Permits without prior notice or warning to Tenant.

EXHIBIT F


TENANT'S REMOVABLE ITEMS





All furnishings, including desks and credenzas (other than the receptionist's desk) and electrified systems; furniture; artwork; graphic signage; interior landscaping; filing cabinets and filing system assemblies (moving files on fixed rails); computer network componentry, excluding branch cabling, but including network hubs, rack assemblies, electronics, etc.; all other computer equipment; exercise equipment, lockers and benches; audiovisual equipment, including projectors, screens, monitors and controls.

EXHIBIT G

LIST OF BUILDINGS

First Interstate Bank Plaza
Texaco Heritage Plaza
Nationsbank (NCNB)
Texas Commerce Tower
Enron
1600 Smith
Chevron Tower
1100 Louisiana
1100 Milam
One Shell Plaza
Pennzoil Place -North Tower
 Pennzoil Place -South Tower
1201 Louisiana
Citicorp Center
Three Allen (MCorp)
One Allen Center
1 Houston Center
2 Houston Center
4 Houston Center/The Park
First City Tower
Lyric Centre
1415 Louisiana
MW Kellogg (Dresser)
First City Bank -Main
Esperson Building
LMW&G
Bank One
Two Shell Plaza
500 Jefferson
600 Jefferson/Cullen Bank
1010 Lamar
801 Travis (Texas Crude)
First Central Plaza
First City Financial
Texas Commerce Bank Building

EXHIBIT H


LIST OF EXISTING EXPANSION, RENEWAL AND PREFERENTIAL RIGHTS TO LEASE SPACE ON THE 15TH FLOOR OF THE BUILDING





1. Secondary right of refusal granted to 1510 Corporation on approximately 926 square feet of net rentable area currently known as Suite 1514. Such right of refusal is secondary and inferior to the prior existing lease and any renewal options held by F. R. McCauley or assigns.

2. Secondary right of refusal granted to 1510 Corporation on approximately 825 square feet of net rentable area currently known as Suite 1515. Such right of refusal is secondary and inferior to the prior existing lease and any renewal options held by Charles Wehring or assigns.

EXHIBIT I


ROOFTOP EQUIPMENT


1. Equipment Allowed on Roof. Landlord hereby grants a non-exclusive license to tenant for the term of this Lease and any renewals and extensions thereof, to install, operate, maintain, repair, replace and remove the following equipment, at Tenant's sole cost and expense, on he roof of the Building and in the flues, stacks, pipe shafts and vertical ducts thereof, pursuant to and in accordance with the terms of this EXHIBIT I:

(a) One (1) satellite dish antenna (also sometimes referred to as microwave dishes or earth satellite dishes) measuring not more than three (3) feet in diameter; and

(b) The reasonably necessary conduit, wiring, sleeving amplifiers, pipes and other equipment related to the installation, operation, maintenance, repair, replacement and removal of the satellite dish antenna and supplemental air conditioning equipment (the "Auxiliary Equipment").

The satellite dish antenna is referred to herein as the "Antenna" and the Antenna and the Auxiliary :equipment are collectively referred to herein as the "Rooftop Equipment".

2. General Terms and Conditions. The following terms and conditions shall
   ------------------------------
apply to tenant's installation, operation and maintenance of the Rooftop Equipment pursuant to this :EXHIBIT I:

(a) Not less than thirty (30) days prior to the date on which Tenant desires to commence installation of any Rooftop Equipment, Tenant shall submit for Landlord's approval (which approval shall not be unreasonably withheld, delayed or conditioned) detailed drawings and specifications for each proposed item of Rooftop Equipment, Tenant's proposed method of attachment thereof to the roof of the Building and the routing of the applicable Auxiliary i Equipment to the Leased Premises. Landlord's approval shall extend to all aspects of the design and installation of the Rooftop Equipment (including, without limitation, the materials utilized, the exact location of each item of equipment on the roof of the Building, and the aesthetic appearance thereof).

(b) The installation, operation, maintenance, repair, replacement and removal of the Rooftop Equipment shall comply with all applicable federal, state and local laws, ordinances, C codes, regulations and rules, and Tenant shall obtain and maintain in full force and effect all ; required permits, licenses and approvals with respect thereto.

(c) The delivery of the Rooftop Equipment to the roof of the Building, and the installation thereof, shall be subject to Landlord's supervision and control, and Tenant agrees to comply, and to cause its contractors to comply, with all reasonable requirements of Landlord with respect thereto.


(d) Tenant's contractors for the installation, maintenance, repair, replacement and removal of the Rooftop Equipment shall be approved in advance by Landlord, which approval shall not be unreasonably withheld or delayed, but may be conditioned upon such contractor's agreeing to indemnify Landlord and maintain insurance in a manner reasonably satisfactory to Landlord. Tenant's approved contractors shall have access to the roofs and core of the Building for purposes of installing, operating, maintaining and repairing, replacing and removing the Rooftop equipment.


(e) Once installed, Tenant shall maintain the Rooftop Equipment in a good and operable condition, repair and appearance, and shall promptly remove any debris and other loose materials placed on the roof by Tenant or its representatives. Except in the event of an emergency (including equipment malfunction), all maintenance, repair, replacement and removal work on the Rooftop Equipment shall be scheduled in advance with Landlord, and shall be subject to Landlord's supervision and control; provided, however, that Tenant shall not be charged a fee for such supervision.

(f) Tenant covenants and agrees to indemnify, defend and save harmless Landlord, its partners, shareholders, employees, agents and contractors from and against any and all suits, proceedings, causes of action, claims, losses, liabilities, damages, costs and expenses, including interest, penalties and reasonable attorneys' fees arising out of, based upon or resulting from the installation, operation, maintenance, repair, replacement and/or removal of any Rooftop Equipment.

(g) Tenant shall remove the Rooftop Equipment within thirty (30) days after the expiration or earlier termination of this Lease. If Tenant fails to do so, Landlord shall have the right to cause the removal of same at Tenant's expense, or, Landlord may at its sole option deem any or all of the remaining Rooftop Equipment as abandoned by Tenant and make any use thereof as Landlord may choose, in which event Landlord shall have no duty or obligation to account to Tenant for any proceeds received by Landlord from such use.

(h) The Rooftop Equipment shall be used solely by Tenant in the ordinary course of its business; in no event shall Tenant resell any use of same to other tenants of the Building.

(i) Tenant agrees that in the event of loss of any Rooftop Equipment as a result of repairs or maintenance of the Building, condemnation or casualty, or a change in applicable federal, state and local laws, ordinances, codes, regulations and rules of any governmental authority, Tenant shall have no claim for rebate or abatement of Rent or for damages against Landlord on account thereof.

(j) Tenant shall install and maintain waterproofing materials around any penetrations of the roof of the Building which are made during the installation, maintenance, repair, replacement and removal of the Rooftop Equipment, and shall provide waterproofing certification with respect to all such penetrations from Landlord's roofing contractor so that Landlord is assured that such penetrations do not void, limit or reduce any roof warranty in effect from time to time. Upon final removal of the Rooftop Equipment, Tenant shall repair and restore all roof penetrations and provide such waterproofing certification.


(k) If any repair or maintenance to the Building necessitates the moving or relocation of any of the Rooftop Equipment, such moving or relocation shall be performed by Tenant, at Tenant's sole cost and expense; provided, however, Landlord agrees that any such repair or maintenance shall be performed in such a manner as to minimize any interference with the Rooftop Equipment.




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